Exhibit 10.8

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

SHARE PURCHASE AGREEMENT

BY AND AMONG

SANOFI-AVENTIS RECHERCHE & DEVELOPPEMENT

AND

EVOTEC (FRANCE) SAS

Dated: July 1st, 2020

TABLE OF CONTENTS

Article 1. Purchase and sale of the transferred shares	6

Article 2. Purchase Price	6

2.1 Purchase Price	6

2.2 Purchase Price Adjustment	6

2.3 Earnout and Property Tax Earnout	10

2.4 Partial Reimbursement of Purchase Price	14

2.5 Method of Payment	14

Article 3. Conditions to Closing	15

3.1 Mutual Closing Conditions	15

3.2 Conditions to Buyer’s Obligations	15

3.3 Conditions to Seller’s Obligations	16

3.4 Frustration of Closing Conditions	16

Article 4. Closing	16

4.1 General	16

4.2 Documents to be delivered by Seller	16

4.3 Documents to be delivered by Buyer	17

Article 5. Representations and Warranties of Seller	17

5.1 Corporate Status	17

5.2 Authority and Binding Effect	18

5.3 No Conflicts	18

5.4 Assets of the Company	18

5.5 Real Property	10

5.6 Material Contracts	10

5.7 Compliance with Law/ Permits	20

5.8 Environment	20

5.9 Intellectual Property, Information Technology	21

5.10 Litigation	22

5.11 Insurance	22

5.12 Tax Matters	22

5.13 Reference Date Accounts	24

5.14 Financial matters	25

5.15 Employee Matters	25

5.16 Business in the ordinary course	26

5.17 Insolvency	27

5.18 Sanctions, Anti-Bribery and Corruption	28

5.19 Relations with the Seller	28

5.20 Brokers, Finders and Agents	28

5.21 No other Representations or Warranties	28

Article 6. Representations and Warranties of Buyer	28

6.1 Corporate Status	28

6.2 Authority and Binding Effect	28

6.3 No Conflicts	29

6.4 Brokers, Finders and Agents	29

6.5 Financial Capacity	29

6.6 Insolvency	29

6.7 Employee representatives	29

6.8 Independent Assessment	30

Article 7. Covenants of Seller	30

7.1 Disclosure Supplements	30

7.2 Business in the Ordinary Course	30

7.3 Termination of Intragroup Agreements	31

7.4 Officers of the Company	32

7.5 Access to Information	32

7.6 Further Assurances	32

7.7 French Tax Group Exit Agreement and French VAT Group Exit Agreement	32

Article 8. Covenants of Buyer	32

8.1 Future Employment	32

8.2 Insurance	33

8.3 Change of Name	34

8.4 Foreign Investment Clearance	34

8.5 Maintenance of, and Access to, Records	34

8.6 Further Assurances	34

Article 9. Mutual covenants	35

9.1 Intragroup Indebtedness	35

9.2 Related Agreements	35

9.3 Expenses and Taxes	36

9.4 Closing	36

9.5 Costs and Expenses	36

9.6 Post-Closing Access	37

Article 10. Termination	37

10.1 Termination	37

10.2 Effect of Termination	37

Article 11. Indemnification	38

11.1 Indemnification	38

11.1.1 Indemnification by Buyer	38

11.1.2 Indemnification by Seller	38

11.2 Conduct of Direct Claims	39

11.3 Conduct of Third Party Claims	38

11.4 Survival of Indemnification for Breach of Representations and Warranties of Sellers	40

11.5 Limitations	41

11.6 Exclusions – assessment of indemnification amount	41

11.7 Remedies Exclusive	43

11.8 When Payable	43

11.9 Environmental Matters	44

11.10 Miscellaneous	45

Article 12. Miscellaneous	45

12.1 Amendments	45

12.2 Entire Agreement	45

12.3 Governing Law	45

12.4 Jurisdiction	45

12.5 Assignment	46

12.6 Interpretation	46

12.7 Waivers	46

12.8 Specific performance	46

12.9 Advisors	47

12.10 Severability	47

12.11 Third Parties	47

12.12 Confidentiality – Public Announcements	47

12.13 Captions	48

12.14 Notices	48

12.15 No hardship	49

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of July 1st, 2020 is entered into by and among:

(i) Sanofi-Aventis Recherche & Développement, a société anonyme incorporated under the laws of France with its registered office located at 1 avenue Pierre Brossolette – 91380 Chilly-Mazarin, France, registered with the Trade and Commercial Registry of Evry under number 713 002 269 (the “Seller”), and

(ii) Evotec (France) SAS, a société par actions simplifiée incorporated under the laws of France with its registered office located at 195, route d’Espagne, 31036 Toulouse Cedex (France), registered with the Trade and Commercial Registry of Toulouse under number 808 634 448 (the “Buyer”).

Seller and Buyer are sometimes individually referred to as a “Party” and collectively as the “Parties”.

PREAMBLE

Whereas, Seller owns 99,506,831 shares (the “Transferred Shares”), representing 100% of the share capital of the Biopark By Sanofi, a French société par actions simplifiée, with a share capital of 9,950,683.10 euros, whose registered office is located at 195, route d’Espagne, 31036 Toulouse Cedex (France), registered with the Trade and Commercial Registry of Toulouse under number 808 635 056 (the “Company”).

Whereas Buyer desires to purchase, and Seller desires to sell, the Transferred Shares, for the purchase price and upon the conditions hereinafter set forth.

Whereas, in this context, the relevant works councils or other employee representative of Seller, and Buyer have been informed and consulted in connection with the transactions contemplated by this Agreement to the extent required in accordance with applicable Laws.

Whereas, prior to the date hereof, the Company has implemented the information process of the employees of the Company pursuant to the provisions of articles L. 23-10-1 et seq. of the French Commercial Code.

Whereas, Seller has accepted the Offer on the date hereof.

Whereas, simultaneously with the signature of this Agreement, Buyer, on one hand, and Seller and/or its Affiliates, on the other hand, intend to enter into the Related Agreements (as hereinafter defined).

Now, therefore, in consideration of the mutual covenants and undertakings contained herein, and subject to the terms and conditions herein set forth, the Parties hereto agree as follows:

All capitalized terms used and not defined in this Agreement shall have the meanings set forth in Exhibit A.

Article 1. PURCHASE AND SALE OF THE TRANSFERRED SHARES

(a) Upon the terms and subject to the conditions of this Agreement (including the conditions set forth in Article 3), the Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from the Seller, on the Closing Date, all (and not less than all) the Transferred Shares, free and clear of any Liens, in consideration of the purchase price as set forth in Article 2.

(b) As of the Closing Date, the Buyer shall have the full ownership of the Transferred Shares together with all the rights attached thereto, including the right to all dividends declared and paid on and after the Closing Date with respect to the Transferred Shares. In that respect, the Parties undertake to notify the transaction to the Company on the Closing Date in order to enable the Company to proceed with the registration of such transaction in its share transfer register (registre des mouvements de titres) and its shareholders’ individual accounts (comptes d’actionnaires) on the Closing Date.

Article 2. PURCHASE PRICE

2.1 Purchase Price

The aggregate cash consideration to be paid for the Transferred Shares shall be based on a base amount of [***] (the “Base Purchase Price”). The Base Purchase Price shall be subject to adjustments as provided in this Article 2.

(a) Not later than ten (10) Business Days before the Closing Date, for the purpose of calculating the Unadjusted Purchase Price pursuant to Section 2.1(b), Seller shall notify Buyer of the amount of: (i) the Estimated Closing Intragroup Net Indebtedness of the Company; (ii) the Estimated Closing Net Working Capital and (iii) the Estimated Library Store Costs.

(b) On the Closing Date, Buyer shall pay to Seller in immediately available funds an amount equal to the result of: (i) the Base Purchase Price, (ii) minus the Estimated Closing Intragroup Net Indebtedness, (iii) as the case may be, minus the amount by which the Estimated Closing Net Working Capital is less than the Reference Net Working Capital or plus the amount by which the Estimated Closing Net Working Capital exceeds the Reference Net Working Capital, (iv) plus the Estimated Library Store Costs (the amount resulting from (i) through (iv) shall be referred to as the “Unadjusted Purchase Price”).

2.2 Purchase Price Adjustment

2.2.1 Closing Accounts and Closing Statements

(a) The Unadjusted Purchase Price will be adjusted based on (i) the Intragroup Net Indebtedness of the Company at the Closing, as compared with Estimated Closing Intragroup Net Indebtedness, and (ii) the Net Working Capital of the Company at the Closing as compared with the Estimated Closing Net Working Capital and (iii) the Library Store Costs effectively paid by the Company up to and including the Closing Date as compared with the Estimated Library Store Costs.

(b) As soon as practicable, but in no event later than sixty (60) Business Days after the Closing Date, Seller shall prepare and deliver to Buyer at its own cost and expense, the closing balance sheet and the statement of income of the Company as of the Closing Date, which shall be audited and prepared in accordance with the Accounting Principles (the “Closing Accounts”)

(c) On the basis of the Closing Accounts, and concurrently with the delivery thereof to Buyer, Seller shall provide Buyer with: (i) a statement containing a calculation of the Intragroup Net Indebtedness of the Company as at the Closing Date (the “Closing Intragroup Net Indebtedness Statement”, which shall be prepared in accordance with Schedule 2.2.1(c) and the definition of the Intragroup Net Indebtedness; and (ii) a statement containing a calculation of the Net Working Capital of the Company at the Closing Date (the “Closing Net Working Capital Statement”), which shall be prepared in accordance with Schedule 2.2.1(c) and the definition of Net Working Capital and (iii) a statement containing a calculation of the Library Store Costs paid by the Company until and including the Closing Date which shall be prepared in accordance with the definition of the Library Store Costs (the “Closing Library Store Costs Statement”). The Closing Intragroup Net Indebtedness Statement, the Closing Library Store Costs Statement and the Closing Net Working Capital Statement shall be collectively referred to as the “Closing Statements”.

(d) Cooperation. Buyer shall, and shall cause both, to the extent legally possible and to the extent practicable, its Affiliates and its Affiliates’ statutory auditors and other advisors to cooperate fully and completely in responding to questions and requests for information submitted by Seller or its representatives in connection with the preparation of the Closing Accounts and the Closing Statements, and shall cause its Affiliates and its Affiliates’ statutory auditors to, with reasonable prior notice, provide Seller or its representatives with full access to Buyer’s and its Affiliates’ representatives and to all books and records to the extent related to the Company, in any way relating to the preparation, review and audit of the Closing Accounts and Closing Statements, provided that such access shall not interfere with or disrupt the normal business and operations of Buyer and its Affiliates.

2.2.2 Disputes regarding the Closing Statements

(a) Buyer shall within ninety (90) Business Days from the date of the submission of the Closing Accounts and Closing Statements (the “Review Period”) complete, at its own costs and expenses, its review thereof and notify Seller in writing of its objections to any of the Closing Accounts and Closing Statements (the “Objection”). Seller shall provide Buyer upon its prior written request with such information and documentation held by Seller as is reasonably requested by Buyer to complete such review. Any Objection by Buyer shall be based upon an error in the Closing Accounts or failure to comply with Section 2.2.1, in each case where such error or failure affects the calculation set forth in the Closing Statements. Any Objection shall set forth a specific and reasonably detailed description of the items and amounts subject to such Objection (the “Disputed Items”), the revisions to the Closing Accounts and Closing Statements which Buyer believes should be made, and Buyer’s calculation, if any, of the Adjustment Amount. Buyer shall be deemed to have accepted any items not specifically disputed in the Objection and shall not be entitled to (i) raise new items or (ii) modify the nature and amount of the Disputed Items set out in the Objection. Failure to so notify Seller within the Review Period shall constitute acceptance and approval of the Closing Accounts and Closing Statements which shall become final and binding upon Seller and Buyer.

(b) If within sixty (60) calendar days after the submission by Buyer of any Objection (the “Negotiation Period”), Buyer and Seller are unable to resolve all the Disputed Items after using their good faith efforts to reach a resolution, they shall submit the unresolved Disputed Items to Mazars or Eight Advisory or, if none of the latter is willing or can accept its mission to another similar internationally recognized firm of independent public accountants as to which Seller and Buyer mutually agree (the “Independent Accounting Firm”). If Seller and Buyer cannot agree on the Independent Accounting Firm within ten (10) Business Days after the end of the Negotiation Period, the most diligent of Seller or Buyer shall be entitled to request the designation of such Independent Accounting Firm by the Center for Expertise of the International Chamber of Commerce in Paris.

(c) Buyer and Seller shall each promptly prepare a written statement on the unresolved Disputed Items together with the relevant documentation in relation thereto, which shall be submitted to the Independent Accounting Firm for determination. In particular, without limitation, Buyer shall keep up to date and make available to Seller and the Independent Accounting Firm its books and records relating to the Company. Buyer and Seller shall cause the Independent Accounting Firm to be provided with any other information and documentation that may be reasonably requested thereby as soon as reasonably practicable. Buyer and Seller shall instruct the Independent Accounting Firm to act as experts in accounting and not as arbitrators, and to limit its examination to the unresolved Disputed Items. The Independent Accounting Firm shall: (x) give the Parties a reasonable opportunity to provide written and oral submissions to it; (y) require that the Parties provide to each other a copy of any written submissions at the same time as they are made to the Independent Accounting Firm; and (z) allow each Party to be present while oral submissions are being made by any other Party. Buyer and Seller shall request the Independent Accounting Firm to use its best efforts to deliver a preliminary report setting forth its resolution and, if applicable, its calculation of the Disputed Items or amounts, as promptly as practicable, but no later than thirty (30) calendar days following its appointment. Buyer and Seller shall have the opportunity to provide comments to the Independent Accounting Firm regarding the preliminary report within fourteen (14) calendar days from the date of such preliminary report (and such comments shall be communicated forthwith to the other Party). The Independent Accounting Firm shall deliver a final written report within sixty (60) calendar days following its appointment. The determination of the unresolved Disputed Items by the Independent Accounting Firm in its preliminary and final reports shall state which adjustments should be made to the Closing Statements (including a calculation of the resulting Adjustment Amount, if any), and shall be delivered to Seller and Buyer as promptly as practicable. Such determination shall be final, conclusive and binding upon Seller and Buyer, in accordance with articles 1592 and seq. of the French Civil Code, except in the event of erreur grossière. If the determination by the Independent Accounting Firm of any Disputed Item exceeds both the amounts set forth in the Closing Statements delivered by Seller and in the Objection of Buyer, such Disputed Item shall be deemed to be limited to the higher of these two amounts. If this determination is lower than both of these amounts, then such Disputed Item shall be limited to the lower of these two amounts. Buyer and Seller shall, and shall procure that their accountants and other advisers, and that their Affiliates and their Affiliates’ accountants and advisers, shall, and shall instruct the Independent Accounting Firm to keep all information and documents provided to them pursuant to this Section confidential and shall not use the same for any purpose, except in connection with the preparation of the Closing Statements or the resolution of the Disputed Items. All fees and expenses of the Independent Accounting Firm shall be shared between Seller, on the one hand, and Buyer, on the other hand, proportionally based on the winning and losing of each Party pursuant to the statements in the final written report delivered by the Independent Accounting Firm. The Closing Accounts and the Closing Statements (i) to which Buyer does not object in accordance with Section 2.2.2(a), or (ii) as to which Buyer and Seller agree, or (iii) as otherwise conclusively determined by in accordance with Section 2.2.2(c) shall be referred to as the “Final Closing Accounts” and the “Final Closing Statements”.

2.2.3 Adjustment

(a) If and to the extent the Intragroup Net Indebtedness of the Company as set forth in the Final Closing Statements (the “Final Intragroup Net Indebtedness”) is greater than or less than the Estimated Closing Intragroup Net Indebtedness, the following adjustments shall be made:

(i) To the extent that such Final Intragroup Net Indebtedness of the Company is less than the Estimated Closing Intragroup Net Indebtedness, an amount equal to such shortfall shall be due by Buyer to Seller.

(ii) To the extent that such Final Intragroup Net Indebtedness of the Company is greater than the Estimated Closing Intragroup Net Indebtedness, an amount equal to such excess shall be due by Seller to Buyer.

(b) If and to the extent the Net Working Capital of the Company as set forth in the Final Closing Statements (the “Final Net Working Capital”) is greater than or less than the Estimated Closing Net Working Capital, the following adjustments shall be made:

(i) If and to the extent the Final Net Working Capital of the Company at Closing Date is less than the Estimated Closing Net Working Capital an amount equal to such shortfall shall be due by Seller to the Buyer.

(ii) If and to the extent the Final Net Working Capital of the Company at Closing is greater than the Estimated Closing Net Working Capital, an amount equal to such excess shall be due by Buyer to Seller.

(c) If and to the extent the Library Store Costs paid by the Company as set forth in the Final Closing Statements (the “Final Library Store Costs”) is greater than or less than the Estimated Library Store Costs, the following adjustments shall be made:

(i) If and to the extent the Final Library Store Costs paid by the Company at Closing Date is less than the Estimated Library Store Costs an amount equal to such shortfall shall be due by Seller to the Buyer.

(ii) If and to the extent the Final Library Store Costs paid by the Company at Closing is greater than the Estimated Library Store Costs, an amount equal to such excess shall be due by Buyer to Seller.

(c) All amounts payable by Buyer or Seller, as the case may be, pursuant to this Section 2.2.3, shall be netted against all amounts payable to the same Party by the other Party pursuant to this Section 2.2.3, and the resulting net aggregate of such adjustments shall be referred to as the “Adjustment Amount”.

(d) The Adjustment Amount shall be paid in immediately available funds within seven (7) calendar days following the determination of the Final Closing Accounts and Final Closing Statements, and shall bear interest from the Closing Date through and including the date of actual payment at a rate equal to EURIBOR 3 months plus 100 basis points. An adjustment deed (acte d’ajustement), for tax registration purposes, shall be signed by the Parties and registered in due course by the Buyer at its costs and expenses.

(e) The Unadjusted Purchase Price plus or less, as the case may be, the Adjustment Amounts, shall be referred to as the “Final Purchase Price”.

(f) To the extent any Adjustment Amount shall be payable by Buyer, Buyer shall in no event be entitled to set-off such Adjustment Amount against any amount payable hereunder by Seller, including without limitation any indemnification payable under Article 11.

2.3 Earnout and Property Tax Earnout

2.3.1 Earnout

2.3.1.1 The Parties agree that an additional amount (the “Earnout”) shall be due by Buyer to Seller as a supplemental Purchase Price for the Transferred Shares if, during the Relevant EO Period,

(a) the Buyer enters into Binding Agreements in respect of the Transfer of all or part of the Owned Real Property in one or several related transactions to one or more Unaffiliated Third Parties (the EO Tranche 1), it being further specified and agreed that any payment hereunder of the EO Tranche 1 shall, in any case, be subject to actual completion of the Transfer contemplated under the related Binding Agreements in accordance with the terms and conditions set forth therein;

(b) the Buyer enters into Binding Agreements in respect of the Transfer of all or part of the Transferred Shares in one or several related transactions to one or more Unaffiliated Third Parties (the EO Tranche 2), it being further specified and agreed that any payment hereunder of the EO Tranche 2 shall, in any case, be subject to actual completion of the Transfer contemplated under the related Binding Agreements in accordance with the terms and conditions set forth therein;

(c) the Company enters into Qualifying Leases with Unaffiliated Third Parties granting them occupancy rights on all or part of the Owned Real Property (the EO Tranche 3);

(d) the Buyer enters into Binding Agreements with any Unaffiliated Third Parties in respect of the Sale and Leaseback of all or part of the Owned Property (the EO Tranche 4), it being further specified and agreed that (x) any payment hereunder of the EO Tranche 4 shall, in any case, be subject to actual completion of the Sale and Leaseback contemplated under the related Binding Agreements in accordance with the terms and conditions set forth therein and (y) should a Transfer fall under the scope of EO Tranche 4, it shall prevail EO Tranche 1;

(the EO Tranche 1, the EO Tranche 2, the EO Tranche 3 and the EO Tranche 4 are hereinafter collectively referred to as the EO Tranches).

2.3.1.2 For the avoidance of doubt, the Parties further acknowledge and agree that:

(a) no EO Tranche shall be due and payable in the event of (i) a merger between the Company and Buyer or one of its Affiliates or (ii) a Transfer of or all or part of the Transferred Shares or all or part of the Owned Real Property to an Affiliate of Buyer, so long as the transferee remains an Affiliate of Buyer, provided that if the Affiliate ceases to remain so, the relevant EO Tranche shall be due by Buyer and shall be computed on the basis of the value of the Company reflected in the price formula used by Buyer or its Affiliates in the transaction whereby the relevant Affiliate ceased to remain an Affiliate of Buyer and provided further that these transactions shall not affect the right of the Seller to receive any EO Tranche 1, EO Tranche 3 or EO Tranche 4, as may be due and payable in accordance with the terms herein; if the Company is combined (including by way of merger, absorption or other form of combination) with Buyer or any of its Affiliates, all EO Tranches shall automatically be transferred to the resulting entity (the Resulting Entity) and will be binding toward it and the EO Tranche 2 Earnout shall apply to the Transfer of the Shares of the Resulting Entity, provided however that (i) any value attributable to businesses, assets, activities or liabilities of the Resulting Entity which are not related to the businesses, assets, activities or liabilities of the Company on the Closing Date shall not give rise to any Earnout and (ii) the Parties shall jointly appoint (and will share the expense of) a mutually acceptable expert in order to assess the value of the former assets and liabilities of the Company that were in existence on the Closing Date and the share of the consideration received as a result thereof in the total consideration for the Transfer of the Resulting Entity.

(b) no EO Tranche 1 shall be due and payable by Buyer as a result of the completion of a Permitted Transfer

(c) no EO Tranche 3 shall be due and payable by Buyer as a result of a Permitted Lease;

(d) no EO Tranche shall be due and payable by the Buyer should the Earn Out, for any specific transaction (or any series of related transactions), be lower than ten thousand euros (EUR 10,000) (the De Minimis).

(e) each EO Tranche shall automatically, immediately and without any further formality, terminate upon expiry of the Relevant EO Period applicable thereto;

(f) any EO Tranche 1, EO Tranche 2 and/or EO Tranche 4 (as applicable) shall, in any case, be subject to the actual completion of the transaction triggering payment of any such EO Tranche under the relevant Binding Agreements and, for the sake of clarity, no EO Tranche shall be due and payable for so long as the Binding Agreements entered into in connection therewith are not duly and satisfactorily completed in accordance with their relevant terms and conditions;

(g) any EO Tranche 3 shall, in any case, be subject to the actual payment by the tenant under the relevant Qualifying Lease of the first rental for occupancy of the relevant premises under the terms of that relevant Qualifying Lease;

(h) for the purposes of determining the EO Tranche 2, as may be applicable, if the Company were to acquire and/or hold after the Closing Date any asset (including real property asset) other than the Owned Real Property, the value allocable to any such other asset shall be deducted from the purchase price for the Transferred Shares deriving from the transaction triggering payment of the EO Tranche 2;

(i) in case of series of transactions triggering payments of an EO Tranche, (x) if and where the determining of an EO Tranche results in a negative amount (and therefore, relieves Buyer from any payment obligation in connection therewith), any such negative amount shall be reported and offset against the amount of any other EO Tranche, as may be payable and due by Buyer in accordance with the terms herein and (y) only one EO Tranche may be due and payable for a same transaction, with no double counting or covenant of the Buyer to pay more than once an EO Tranche for a same transaction.

The amount of each EO Tranche shall be as set forth in Schedule 2.3. If the Transfer of the Transferred Shares or the Owned Real Property to an Unaffiliated Third Party is made for a consideration which is not entirely in cash, then a cash equivalent to such consideration shall be determined in good faith by the Parties. Similarly, where adjustments are to be made to the determining of an EO Tranche due to the occurrence of events after the Closing Date (in particular, if value of other assets (including real property assets) acquired by the Company after the Closing Date are to be deducted to determine the amount of any EO Tranche 2 or in the circumstances described in paragraph (a) above), then the corresponding adjustments deriving therefrom to be taken into account in the determining of the relevant EO Tranche shall be determined in good faith by the Parties on the basis of an independent expert report, as provided in paragraph (a) above (mutatis mutandis).

In the event of any dispute between the Parties as to the amount of any EO Tranche (including, as a result of the Parties failing to agree on the good faith determinations under the foregoing), such amount shall be conclusively determined by an Independent Accounting Firm in accordance with the provisions of Section 2.2.2, which are applicable mutatis mutandis for the purpose hereto.

2.3.1.3 Buyer undertakes to notify to Seller the occurrence of a transaction triggering payment of any EO Tranche in accordance with the terms herein, when applicable, the consideration to be received by Buyer in connection therewith (including payment mechanics) within seven (7) Business Days from the date of entry into the relevant binding agreement by Buyer, the Company or its Affiliate. An EO Tranche shall be due and payable by Buyer to Seller within thirty (30) calendar days following (the EO Payment Date):

•

with respect to EO Tranche 1, EO Tranche 2 or EO Tranche 4, the date on which Buyer receives actual payment in furtherance of the relevant Binding Agreements under which any such EO Tranche is due and payable (Buyer undertaking to notify Seller of such receipt within seven (7) Business days of receipt thereof), or

•

with respect to EO Tranche 3, the date on which the Third Party makes the first payment to the Company for the occupancy of the relevant premises (Buyer undertaking to notify Seller of such receipt within seven (7) Business days of receipt thereof), as appropriate,

•	and shall bear interest from the EO Payment Date through and including the date of actual payment of the relevant EO Tranche at a rate equal to EURIBOR 3 months plus 100 basis points.

2.3.1.4 An adjustment deed (acte d’ajustement), for tax registration purposes, shall be signed by the Parties and registered in due course by the Buyer, the related cost and expenses shall be borne by the Buyer.

2.3.2 Property Tax Earnout

Purchaser has been informed that:

i.

Sanofi (for 2016 and 2017 calendar years), Seller (for 2018 calendar year) and the Company (for 2019 calendar year) have filed with the relevant Governmental Authority claims (respectively, the 2016 Property Tax Claim, the 2017 Property Tax Claim, the 2018 Property Tax Claim and the 2019 Property Tax Claim) aiming at reclassifying the surfaces of the Owned Real Property as “commercial premises” (“locaux commerciaux”) for the purpose of assessing their cadastral rental value (“valeur locative commerciale”) used as basis of computation of Property Tax;

ii.

the Governmental Authority has partially admitted such reclassification in its 2016 and 2017 Tax Decision, but solely with respect to the Adjusted Surfaces. The calculation of the associated refund of Property Tax paid in 2016 and 2017 in respect to the Adjusted Surfaces is on-going as at the date of this Agreement;

iii.

Sanofi has challenged the 2016 and 2017 Tax Decision in front of the Toulouse administrative lower court (Tribunal administrative de Toulouse) in order to obtain the reclassification as “commercial premises” (“locaux commerciaux”) of the surfaces of the Owned Real Property other than the Adjusted Surfaces (the “Property Tax Court Litigation”). Such Property Tax Court Litigation is pending as at the date of this Agreement.

The Parties acknowledge that a successful outcome of the Property Tax Court Litigation would be susceptible to create value to Company by reducing its future liabilities for Property Tax, it being noted that a portion of the Property Tax Refunds which may be obtained in respect of 2016, 2017, 2018 and 2019 calendar years would have to be on-paid to the persons that used to be tenants of the Owned Real Property for any of such periods (including Buyer or its Affiliates as tenant(s) of the Owned Real Property) by (i) with respect to the 2016 and 2017 Property Tax Refund, Sanofi, (ii) with respect to the 2018 Property Tax Refund, Seller and (iii) with respect to the 2019 Property Tax Refund, the Company.

Against this background, the Parties agree that a Property Tax Earnout, calculated in accordance with the rules set forth in Section E of Schedule 2.3, shall be due by Buyer:

a.

in relation to the 2016 and 2017 Property Tax Earnout, within 30 Business Days after the date on which any payment referred to at # 1°.i in Section E of Schedule 2.3 has been received by Buyer or its Affiliates (as lessee(s) of the Owned Real Property) from Sanofi or Seller;

b.

in relation to the 2018 Property Tax Earnout within 30 Business Days after the date on which any payment referred to at # 2°.i in Section E of Schedule 2.3 has been received by Buyer or its Affiliates (as lessee(s) of the Owned Real Property) from Sanofi or Seller;

c.

in relation to the 2019 Property Tax Earnout and the Future Property Tax Earnout, within 30 Business Days after the date on which any portion of the 2019 Property Tax Refund has been received by the Company from the relevant Governmental Authority (it being specified that no 2019 Property Tax Earnout shall be due with respect to any portion of the 2019 Property Tax Refund which would be received by the Company before the Closing Date; for the avoidance of doubt, this clause shall not apply to the Future Property Tax Earnout).

Any payment made by Buyer to Seller in accordance with this Article 2.3.2 shall constitute, to the extent permitted by Law, an adjustment to the Purchase Price.

An adjustment deed (acte d’ajustement), for tax registration purposes, shall be signed by the Parties and registered in due course by the Buyer, the related cost and expenses shall be borne by the Buyer.

Seller (with respect to years 2016 to 2018) and Buyer (with respect to year 2019) shall act in good faith and shall diligently take, and cause their Affiliates including the Company to take all commercially reasonable measures to obtain the Property Tax Refunds as soon as reasonably possible after the Closing Date. Without limitation to the generality of the foregoing, each of them shall, and shall procure that its Affiliates will, (i) make all filings and take all measures vis-à-vis the competent Governmental Authorities in a timely manner in order to obtain the Property Tax Refunds to which it or its Affiliates are entitled, as soon as reasonably possible after the Closing Date and (ii) diligently pursue all commercially reasonable actions required to obtain the Property Tax Refunds to which it or its Affiliates are entitled. The relevant Party shall (i) promptly inform the other Party of any material development relating to the Property Tax Refunds, (ii) provide such other Party with copies of any communication with Governmental Authorities or third parties in relation to the obtaining of the Property Tax Refunds and (iii) notify the other Party of the obtaining of any of the Property Tax Refunds within fifteen (15) Business Days following such obtaining.

In the event that any relevant Governmental Authority withdraws or otherwise cancels the decision supporting any of the Property Tax Refunds, Buyer shall, with the assistance of Seller to the extent reasonably required, (and at the cost of Seller if this pertains to years 2016 to 2018), cause the Company to challenge the decision by such Governmental Authority and diligently pursue such challenge. The provisions of Section 11.3 shall apply mutatis mutandis to the handling of such claim. If and to extent such withdraw or cancellation relates to any portion of the Property Tax Refunds which has already given rise to a payment by Buyer to Seller under any of the paragraphs a. to c. above then Seller shall repay to Buyer any portion of such earnout payments made pursuant to paragraphs a. to c. above and affected by such withdrawal or cancellation at the latest seven (7) Business Days prior to the date on which the Company is obligated to repay to the French Treasury the said portion of the Property Tax Refunds, provided that if the said decision of the Governmental Authority is later definitively overturned (wholly or partly) by the relevant jurisdiction, the relevant earnout(s) shall be recalculated to take this refund into account and Buyer shall repay to Seller the relevant amount.

The obligation of the Buyer to pay the Property Tax Earnouts due pursuant to this Section 2.3 shall not be affected by any merger, combination, sale or Transfer of the Company, but shall automatically be transferred to the Resulting Entity and be binding upon it.

2.4 Partial Reimbursement of Purchase Price

In the event that (i) the Compound Management Services Agreement entered into by Seller on the one hand and Evotec International GmbH, an Affiliate of Buyer, on the other hand, on 11 and 12 December 2019 (the “Compound Management Services Agreement”), is terminated prior to the end of its term, or (ii) Sanofi elects not to extend the term of that Agreement in accordance with its Article 12.1 for an additional 5 year term and the Parties thereto or their Affiliates do not enter into another agreement providing for similar services for the same duration, then Seller shall reimburse to Buyer part of the portion of the Purchase Price corresponding to Library Store Costs as follows: the amount to be reimbursed shall be equal to 65% of the amount of the Final Library Store Costs less 10% x 65% x Final Library Store Costs per full year during which the Compound Management Services Agreement (or any extension or substitute thereof) has been in force (prorated for incomplete years). Such reimbursement shall take place within 60 days from the date on which the Compound Management Agreement is terminated or has expired. Notwithstanding any provision to the contrary, no such reimbursement shall be due by Seller if (i) the Compound Management Services Agreement is terminated or not renewed or extended by Sanofi for the reasons referred to in Article 12.2.1(a) or (b) thereof as a result of a breach or insolvency (or similar proceedings) of the Evotec party or (ii) if Sanofi exercises the option set forth in Article 13 of the Compound Management Services Agreement.

2.5 Method of Payment

All payments due pursuant to this Article 2 shall be made to the relevant Party by wire transfer in immediately available funds in euros, to the bank account notified in writing by such Party no later than two (2) Business Days before the relevant payment is due. All sums payable hereunder which are not paid in a timely fashion, shall bear interest at a rate equal to EURIBOR 3 months plus 100 basis points from and including the day payment was due through and including the day payment is made.

Article 3. CONDITIONS TO CLOSING

3.1 Mutual Closing Conditions

The obligations of the Parties to consummate the transactions provided for by Article 1 of this Agreement are subject to the satisfaction or, where applicable, waiver in writing in accordance with the terms herein, on or prior to the Closing Date of each of the following conditions:

(a) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement or the Transaction Documents shall have been instituted and not settled or otherwise terminated

(b) Requirements of Law: No Law promulgated or enacted after the date of this Agreement by any Governmental Authority having jurisdiction over the Company, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transaction contemplated hereby shall be in effect.

3.2 Conditions to Buyer’s Obligations

The obligation of Buyer to consummate the transactions provided for by Article 1 of this Agreement is subject to the satisfaction, on or prior to the Closing Date, by Seller of each of the following conditions, any of which may be waived by Buyer:

(a) Execution and delivery of the Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by Seller or its Affiliates, as the case may be, and shall be in full force and effect.

(b) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date as thought to be made at and as of the Closing Date.

(c) Compliance with Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required or needed to be performed or complied with by them on or prior to the Closing Date.

(d) Material Adverse Change. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Change.

3.3 Conditions to Seller’s Obligations

The obligations of Seller to consummate the transactions provided for by Article 1 of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

(a) Execution and delivery of the Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by Buyer or Buyer’s Affiliates, as the case may be, and shall be in full force and effect.

(b) Payment of the Unadjusted Purchase Price. Payment of the Unadjusted Purchase Price shall have been made by Buyer in the manner and amount set forth in Sections 2.1 and 2.2 by wire transfer in immediately available funds to the account previously designated by Seller to Buyer.

3.4 Frustration of Closing Conditions

Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 3.2 or Section 3.3 respectively or in Section 3.1 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use all reasonable efforts to cause the Closing to occur.

Article 4. CLOSING

4.1 General

(a) In the absence of a prior termination of this Agreement by one of the Parties in accordance with Article 10, the Closing shall take place through electronic signature (i) on July 1, 2020, or, (ii) if the conditions set forth in Article 3 have not been satisfied or waived in accordance with Article 3 by that date, at such other time and place as shall be mutually agreed upon in writing by the Parties hereto (the “Closing Date”).

(b) As used in this Agreement, the “Closing” shall mean the time at which Seller and Buyer implement the sale of the Transferred Shares to Buyer, as provided herein, by the execution and delivery by Seller of the documents and instruments referred to in Section 4.2 against delivery by Buyer of the documents and payments referred to in Sections 4.3.

4.2 Documents to be delivered by Seller

At the Closing, Seller shall deliver to Buyer, or ensure the delivery to the Buyer of:

(a) duly executed share transfer form (ordre de mouvement) in favor of Buyer in respect of the Transferred Shares;

(b) the short form agreement (acte réitératif) for the purpose of registering the sale of the Transferred Shares by Seller to Buyer with the French tax authorities, duly executed by Seller;

(c) evidence that the transfer of the Transferred Shares in favor of the Buyer has been recorded at Closing in the share transfer register (registre des mouvements de titres) and in the shareholders’ individual accounts (comptes d’actionnaires) of the Company;

(d) a written evidence of termination of the Terminated Intragroup Agreements on or prior to Closing and a written evidence that all sums due to the Company by the Seller and/or any member of the Sanofi Group have been paid and waiving any claim or rights the Seller and/or any member of the Sanofi Group may have against the Company;

(e) a written evidence of the execution of the French Tax Group Exit Agreement and French VAT Group Exit Agreement and the repayment of any sum due to the Company as a result of such termination;

(f) all Records of the Company, up to date immediately prior to Closing, unless such Records are kept at the registered office of the Company;

(g) written resignations from the officers of the Company, stating that the Company does not owe them any sum whatsoever in connection with the performance of their duties as of the Closing Date and waiving any claim against the Company;

(h) receipt or release acknowledging the receipt of funds in consideration of the reimbursement by the Company of the Closing Intragroup Net Indebtedness in accordance with Section 9.1;

(i) a copy of the non-bankruptcy certificate (certificat de non-faillite) dated less than 10 days prior to the Closing, stating that the Company is not subject to any insolvency proceedings;

(j) a statement dated less than five (5) calendar days before the Closing Date delivered by the commercial registry evidencing that there are no liens or privileges on the assets of the Company;

(k) a land registry certificate (extrait du registre de la publicité foncière) relating to the Owned Real Property, which date of certification by the land registrar is dated less than two (2) months before the Closing Date, reflecting no privilege, conventional, judicial or legal mortgage or other attachment or charges and encumbrances whatsoever other than those already disclosed to Buyer in the Data Room or in the Schedules to this Agreement;

(l) a receipt for the Unadjusted Purchase Price; and

(m) two (2) copies of the Data Room DVD Rom.

4.3 Documents to be delivered by Buyer

At the Closing, Buyer shall deliver to Seller

evidence of the payment of the Unadjusted Purchase Price in the manner and the amount set forth in Sections 2.1 and 2.2 by wire transfer in immediately available funds to the accounts previously designated by Seller to Buyer.

Article 5. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants, as of the date of this Agreement and as of the Closing Date (except where a reference is made to a specific date, in which case the representation is made as of such date), to Buyer the following matters:

5.1 Corporate Status

(a) Seller. Seller is a corporation duly organized, validly existing under the Laws of France. Seller has full corporate power, capacity, right and authority to enter into and to perform the Transaction Documents it enters into and the transactions contemplated thereby.

(b) The Company. The Company is a corporation duly organized and validly existing under the Laws of France and has all requisite corporate power to own and operate the Owned Real Property and conduct its business as currently conducted.

(c) No Subsidiaries. The Company does not own, and has never owned, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership, or other Person. The Company is not, and has never been, a member of or a participant in any economic interest group, partnership, joint venture or similar Person or is otherwise obliged to make any investment in any such Person.

(d) Capitalization of Company. Set forth on Schedule 5.1(d) hereto is the registered capital and share ownership of the Company. Such registered capital constitutes all of the authorized, issued and outstanding shares of capital stock of the Company, such shares of capital stock have been validly issued (as applicable), are fully paid and have not been issued in violation of any pre-emptive or similar rights. The Company has not issued any other securities and there are no outstanding options, promises, subscription, exchange, redemption or conversion rights, warrants, or other written agreements providing for the issuance by the Company of any other securities. None of the securities issued by the Company are listed on any stock exchange or registered on any unlisted market and the Company has never made any public offer of its securities (offre au public de titres).

(e) Title to the Transferred Shares:

The Seller has full and valid title to the Transferred Shares and will have on the Closing Date full and valid title to all of the Transferred Shares, which represent one hundred per cent (100%) of the share capital and voting rights, on a fully diluted basis, of the Company. The Seller is and will be as at the Closing Date, the recorded, sole, beneficial and valid owner of the Transferred Shares;

The Transferred Shares are free and clear of any Lien and are not subject to any Legal Proceedings;

The Seller is not a party to any option, warrant, purchase right or other contract or commitment that requires such Seller to sell, transfer or otherwise dispose of any securities of the Company, except under this Agreement;

The share transfer form (ordre de mouvement de titres) to be executed and delivered by the Seller to the Buyer at Closing will be a valid and binding obligation of the Seller, enforceable (opposable) against it and Third Parties in accordance with its terms, and will effectively convey to the Buyer good and valid title to, and ownership of, all of the Transferred Shares transferred at Closing, free and clear of any Liens.

5.2 Authority and Binding Effect

The execution and delivery by the Seller of each of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by the competent governing body of Seller, and each of the Transaction Documents constitutes or will, upon its execution, constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.3 No Conflicts

Neither the execution, nor the delivery or performance of any of the Transaction Documents by Seller nor the consummation of the transactions contemplated thereby will (i) violate any of the terms of the by-laws (statuts) of Seller or the Company, or (ii) violate any applicable Law or (iii) violate any order, judgment or decree applicable to Seller or the Company .

5.4 Assets of the Company

(a) Except as set forth in Schedule 5.4, the Company has valid and marketable title to its assets, free and clear of all Liens except for Permitted Liens.

(b) The rights, properties and assets (i) that will be owned by the Company on the Closing Date (and immediately following Closing) or (ii) that the Company will have a valid right to use pursuant to any of the Transaction Documents on the Closing Date (and immediately following Closing) constitute and include all of the assets, properties and other rights that are necessary for the Company to carry-on its business after the Closing in the places and substantially in the manner in which it was carried on during twelve (12) months prior to the Closing Date except for support services by Sanofi Group entities required for daily operations of the Company (human resources, finance, accounting, legal), and certain IT services and technology made available to the Company by the Sanofi Group which IT services and technology will be made temporarily available to the Company after the Closing to the extent provided for in section 5.9.

5.5 Real Property

(a) Schedule 5.5 contains a true, correct and complete description of all real property owned by the Company (the “Owned Real Property”). The Company is not a party to any binding agreement in respect of the acquisition of any real estate right (droit réel), in respect of any land or premises other than the Property;

(b) The Company is the sole and beneficial owner of the Owned Real Property and the proceeds of sale of it and has a valid thirty-year root of title (origine de propriété régulière et trentenaire) except as set forth in Schedule 5.5.

(c) The Company has legal title to the Owned Real Property free and clean of any Liens other than Permitted Liens;

(d) The Company does not lease (as lessee), use or occupy in any manner whatsoever any real property other than the Owned Real Property;

(e) Except as set forth in Schedule 5.5, neither Seller nor the Company has granted, or agreed to grant, (x) any ownership interest or right in, or with respect to, any Owned Real Property or (y) any right to acquire or receive any Owned Real Property or any interest or right therein or with respect thereto, and (b) subject to obtaining the consents, is a party to or bound by any Contract, other than the lease agreements pertaining to the Owned Real Property and included in the Data Room, affecting, restricting or relating to the transfer of any Owned Real Property (or any interest or right therein or with respect thereto) to any Third Party;

(f) The Data Room contains copies or descriptions of all pre-emptive rights or rights of first refusal, Liens and, to Seller’s Best Knowledge, all easements or rights of way pertaining to any Owned Real Property, other than Permitted Liens. To Seller’ Best Knowledge, there are no other circumstances which would entitle any person to take possession of any Owned Real Property or restrict or terminate the occupation by the Company or the Tenants or use of the same for the activities of the Company as currently conducted and the activities of the Tenants pursuant to the Leases.

5.6 Material Contracts

(a) Schedule 5.6 contains a list of the following outstanding Contracts to which Company is a party: (i) providing for payments by or to the Company in an annual amount in excess of 200,000 Euros, (ii) relating to the acquisition, sale or encumbrance (occurring after the date hereof) of assets with a value of 200,000 Euros or more (iii) relating to the acquisition or sale of enterprises, business operations or of material parts thereof, (iv) the Leases or (v) that materially limit the ability to carry out the activity of the Company through non-competition or similar clauses; (b) indicates under which of the aforementioned categories each such Contract falls, and (c) indicates whether each such Contract requires a Consent of any Third Party in connection with the consummation of the transactions contemplated hereby (the items described in clauses (i) through (v) being herein collectively referred to as the “Material Contracts”).

(b) The Data Room contains a complete and accurate copy of the Material Contracts, that represent in all material respects the complete understanding between the parties thereto and there are no amendments or arrangements modifying the terms and conditions of any such Material Contract other than those contained in the Data Room or agreements with Buyer or its Affiliates. Each Material Contract is in full force and effect and is a valid and binding obligation of the Company and of each other party thereto in accordance with its terms. The Company is not in breach of or default under any Material Contract, and no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default by the Company.

(c) No party to any of the Leases (other than Buyer) has given notice of termination (congé) or made a claim or given notice with respect to any breach or default under such Leases (résiliation judiciaire ou en application de la clause résolutoire).

5.7 Compliance with Law/ Permits

(a) Except as set forth in Schedule 5.7, to the Best Knowledge of Seller, the activities of the Company as currently conducted are in compliance in all material respects with all applicable Laws other than (i) Environmental Laws in respect of which representations and warranties are made only in Section 5.8 and (ii) labor and employment Laws in respect of which representations and warranties are made only in Section 5.15. No written notice (which has not been resolved or formally withdrawn has been received by the Company from any Governmental Authority alleging that the Company has violated, in any material respect, any Laws (other than Environmental and labor and employment Laws) that are applicable to its activities and there are no pending investigations, proceedings, inquiries, alleging that the Company is not in compliance with Laws in any material respects. To the Best Knowledge of Seller, no such investigations, proceedings or inquiries are threatened against the Company.

(b) To the Best Knowledge of Seller, the Company complies with all applicable data protection Laws and the Company has not received from any competent supervisory data protection Governmental Authority any written notice alleging that the Company does not comply with any of them.

(c) There are no material Permits (other than Environmental Permits with respect to which representations and warranties are made only in Section 5.8) issued to the Company in connection with the performance of its activities as currently conducted.

5.8 Environment

(a)

Except as disclosed in Schedule 5.8, the activities operated at the Owned Real Property by the Company or any of its Affiliates prior to the Closing Date, have not involved and do not currently involve the generation, storage, treatment or disposal of Hazardous Substances except in compliance with applicable Environmental Laws or pursuant to Environmental Permits where such Environmental Permits have been obtained by the Company. All such Environmental Permits are in full force and effect.

(b)

All Hazardous Substances including asbestos, used at, generated by, or present on, in, at or under the Owned Real Property, have been handled, treated, contained, processed, released or disposed of, and as required, have been and are stored and monitored, in compliance with all Environmental Laws and/or Environmental Permits.

(c)

The activities operated by the Seller, Company or their Affiliates at the Owned Real Property have been and are currently operated in compliance (except for any non- compliance that has been fully cured prior to the Closing Date) with all Environmental Laws and Environmental Permits applicable on the relevant date to the Owned Real Property and the activity of the Seller, Company or their Affiliates.

(d)

No written notice or communication in any form, including claims or complaints, has been received in the past five years by the Seller, the Company or their Affiliates from any Governmental Authorities or any other Person alleging that the activities operated by the Seller, Company or their Affiliates at the Owned Real Property do not comply with Environmental Laws and Environmental Permits (except for any non-compliance that has been fully cured prior to the Closing Date). No proceedings, other action, claim or investigation is currently pending or, to Seller’s Best Knowledge, threatened against the Company (or any of its past or present corporate officers, secretary or employees in their capacity as such) in relation to the activities operated by Seller, the Company or their Affiliates at the Owned Real Property regarding compliance with Environmental Laws and Environmental Permits.

(e) Governmental Authorities have not informed the Company in writing of any planned visit of the Owned Real Property after the date hereof and have not imposed on the Company any Remedial Action.

(f) Except as set forth on Schedule 5.8 there are no material environmental inspections, investigations, studies, audits, tests, reviews or other analyses that have been conducted by Seller, the Company or their Affiliates in relation to the activities operated at the Owned Real Property over the last five (5) years in the possession or control of the Company.

(g) Notwithstanding any other provision of this Agreement, no representations and warranties are given by the Seller concerning matters relating to Environmental Matters, Environmental Law or Environmental Permits other than such representations and warranties as are expressly set forth in this Section 5.8 and no other representation made in this Agreement shall be construed as applicable to any Environmental Matters, Environmental Law or Environmental Permits.

(h) Notwithstanding any provisions to the contrary in this Agreement, Seller does not make any representation, or give any warranty in this Agreement (including under this Section 5.7 and Section 5.8) pertaining to the operation or use by Buyer or any of its Affiliates, or any other tenant of the Company of any Owned Real Property or asset or equipment contained therein, and any consequence thereof.

5.9 Intellectual Property, Information Technology

(a)

Schedule 5.9 contains a list of the Intellectual Property Rights, or license agreements relating to the use of any Intellectual Property Rights; that will be owned by the Company on the Closing Date, which are necessary for the Company to carry on its business. The Company is the sole legal and beneficial owner of all of the rights and interests in the Intellectual Property Rights referred to in Schedule 5.9 except for the BBS trademark which is owned by Sanofi and will no longer be available to the Company following Closing subject to Section 8.3.

(b)

There is no pending Legal Proceeding brought by any Third Party against the Company or pending before any Governmental Authority or arbitrator challenging the ownership of the Company of its Intellectual Property Rights, or any of the licenses.

(c)

All of the IT Systems are owned by, or validly licensed, leased or supplied under IT Contracts to the Company. All of the IT Systems are maintained and supported by the Company or by a Third Party under an IT Contract. The IT Systems are adequate for the needs of the business as it was carried out by the Company before the Closing Date. To the Seller’s Best Knowledge, there are no circumstances in which the ownership, benefit or right to use the IT Systems might be lost, or rendered liable to termination, by virtue of the completion of the transaction, the foregoing notwithstanding, Buyer acknowledges that IT systems for human resources, accounting and finance are provided by the Sanofi Group and will no longer be available to the Company following the Closing, save for a read only access right during a 30-calendar-day period following the Closing Date.

5.10 Litigation

(a) Except as disclosed in Schedule 5.10, there are no Legal Proceedings currently pending brought by any Third Party against the Company or pending before any Governmental Authority (other than a Tax authority) or arbitrator, nor any audit, investigation or inspection (each, an “Investigation”) of the Company by any Governmental Authority (other than a Tax authority) pending.

(b) To the Best Knowledge of the Seller, there are no such Legal Proceedings or Investigation threatened against the Company.

5.11 Insurance

(a) Schedule 5.11 contains a list of all relevant Sanofi Group insurance policies applicable to the Company, which are in full force and effect and will continue to apply to the Company and cover any Loss incurred by the Company up to the Closing Date.

(b) With regard to the insurance policies in respect of the Company, (i) all premiums due with respect thereto have been paid on time and (ii) neither the Seller (nor any of its Affiliates) or the Company, as the case may be, has received any written notice that such insurance policies has been or shall be cancelled or terminated or will not be renewed on substantially the same terms as are now in effect.

(c) Any incident which might give rise to an indemnification under any of the Sanofi Group insurance policies has been properly declared (and all rights under the relevant policy preserved) and none of the material provisions of the related insurance policies have been breached.

(d) On the Closing Date, there are no outstanding claims primarily relating to the business under any such insurance policies.

(e) The insurance coverage of the Company, in the aggregate, is adequate for the type and size of the activities of the business and in compliance with applicable Laws.

5.12 Tax Matters

(a) All liabilities for Taxes of the Company in respect of any Tax period closed on or before the Reference Date and which have not been paid on the Reference Date are fully provided for or (as appropriate) disclosed in the Reference Date Accounts, and the amount of any Tax asset (for the avoidance of doubt, net of any impairment) shown or taken into account in the Reference Date Accounts does not exceed the amount actually available on the Reference Date.

(b) All Taxes due by or on behalf of the Company on or prior to the Closing Date have been paid when due.

(c) The Company has, with respect to any non-time barred Tax period, timely filed all Tax Returns required to be filed in respect of any such Tax period to all relevant Governmental Authorities and all such Tax Returns were complete, true and accurate in all respects.

(d) The Company is not a party to any ongoing investigation or proceeding by or with any Governmental Authority in respect of Tax. The Company has not received an official notice announcing an investigation, enquiry, audit or visit by any Governmental Authority in respect of Tax.

(e) The Company has validly been a member of the French tax consolidation group (groupe d’intégration fiscale) headed by Sanofi for the financial years closed in 2015, 2016, 2017, 2018 and 2019. Such tax consolidation group has been validly formed and maintained for the said periods.

(f) The Company has validly been a member of a consolidated group for VAT purposes for any VAT period as from 1st January 2018 up and until the last day of the month of Closing. Such tax consolidation group has been validly formed and maintained for the said periods.

(g) The First Contribution and the Second Contribution have validly benefited from the VAT exemption regime provided for by article 257 bis of the French tax code. No VAT has been deducted by the Seller in relation to the First Contribution. No VAT has been deducted by the Company in relation to the Second Contribution.

(h) The contribution of a complete and autonomous branch completed on 31 May 2017, to which the Company was a party as beneficiary (the “Second Contribution”), validly benefited from the favourable tax regime provided for by articles 210 A and 210 B of the French tax code for corporate income tax purposes and 816 and 817 of the French tax code for registration duties purposes. No primary or secondary Tax liability may arise to the Company as a result of or in connection with the Second Contribution. The transfer of the Transferred Shares from Seller to Buyer in accordance with this Agreement is not susceptible to result in the forfeiture of the Tax favourable regime applied for by the Company in respect of the Second Contribution.

(i) The election letter filed in 1999 by Sanofi SA for submission to VAT of rents paid by the lessees to the Company with respect to the Owned Real Property is valid, has been duly transmitted by Sanofi SA to Seller as part of the First Contribution, then by Seller to the Company as part of the Second Contribution and is enforceable by the Company towards Governmental Authorities. This VAT election letter shall remain valid and enforceable up and until the Company ceases to the be the owner of the Owned Real Property unless the Company repeals such VAT election.

(j) The statement attached as Schedule 5.12 and showing, in accordance with article 207, III of Annex II to the French general tax code, the VAT incurred in relation to the Owned Real Property by its successive owners for the period 2000 to 2019 (the “Input VAT Statement”) is complete, true and accurate in all respects. Sanofi, the Seller or the Company have maintained and are in possession (each of them for its own documents) of all the documents (including invoices) supporting the figures shown in the Input VAT Statement; Seller will, and will procure that Sanofi will, deliver Buyer with a copy of any such document within twenty (20) Business Days following any Buyer’s reasonable request.

(k) The Company has not concluded any agreement or has been party to any transaction likely to be reassessed, rejected or requalified on the grounds that its main purpose or effect, or one of its main purposes or effects, is to avoid, evade or decrease its Tax burden or its obligations under any applicable Tax Law.

(l) The Company and all its direct and indirect shareholders have fulfilled in due time their filing obligations for the Company and such direct and indirect shareholders to be fully exempt from the 3% tax provided for by articles 990 D et sq. of the French tax code in respect of the Owned Real Property.

(m) The Company cannot be held liable for any Tax primarily due by any other Person or in respect of which another Person is primary liable for (redevable).

(n) The Company has kept complete, correct and up to date records, invoices and other documents required by Law.

(o) There are no liens for Taxes upon any of the assets of the Company.

5.13 Reference Date Accounts

(a) The Reference Date Accounts have been prepared in accordance with the Accounting Principles consistent with past practice (except with respect to the depreciation of the Owned Real Property where adjustments have been made in the Reference Date Accounts as set forth in paragraph (b) below). The Reference Date Accounts give a true and fair view (réguliers, sincères et donnant une image fidèle) of the results of operations and the financial situation of the Company and have been certified without reserve by the statutory auditors of the Company.

(b) Adjustments have been made in the Reference Date Accounts to the gross book value of the Owned Real Property, as well as amortization/ depreciation historically booked on such property in order to correct the booking modalities in the balance sheet of Seller of the contributions made in January 2017 (in accordance with a contribution agreement entered into between the parties on 3 November 2016) by Sanofi SA and Sanofi Winthrop Industrie to Seller as amended on May 14, 2020 (the “First Contribution”), so as to show a net book value of the Owned Real Property corresponding to the adjusted gross book value (equal to the fair market value of the Owned Real Property at the effective date of the First Contribution) reduced by the amortization of the property recalculated since then (the “Reference Date Accounts Adjustments”). Such Reference Date Accounts Adjustments have been made in accordance, and comply in all respects, with French GAAP.

(c) The Reference Date Accounts either make full provision for or disclose, in accordance with the Accounting Principles of the Company, all liabilities (whether actual, contingent or disputed and including finance lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of the Company, as of the Reference Date and of its results of operations for the period then ended.

(d) There are no off balance sheet commitments of the Company and the business does not have any actual or contingent liabilities, or obligations of any nature required to be disclosed in accordance with the Accounting Principles, except as disclosed in the annexes to the Reference Date Accounts or in the Data Room.

(e) All risks and costs (risques et charges) and depreciation in value of the assets affecting or likely to affect the Company, which were known as of the Reference Date, have been provided for in the Reference Date Accounts for amounts, which have represented at that time the best estimate of the amounts that will be sufficient to cover the consequences of the events for which such provisions have been recorded in accordance with the Accounting Principles and taxation principles which would allow for the tax deduction of such provisions.

(f) The aforementioned Company’s assets which have become obsolete or unusable at the Reference Date for any reason whatsoever, including as a result of technological changes, have been recorded in the Reference Date Accounts at their fair market value (valeur économique réelle) in accordance with the Accounting Principles.

(g) All assets of the Company whose value is likely to depreciate with use or with time are depreciated or amortized in due time in the Reference Date Accounts in accordance with the Accounting Principles. No depreciation or amortization period in respect of the assets recorded in the Reference Date Accounts is longer than the expected useful life of the relevant asset or longer than the average period used in the relevant industry. The Company has not recorded in the Reference Date Accounts any amortization or depreciation for an amount higher than that permitted by the Governmental Authorities for corporation tax purposes. None of the assets recorded in the Reference Date Accounts has been amortized or depreciated in a manner which is progressive, accelerated or exceptional.

(h) All of the books of account and other accounting records of the Company required by the applicable Laws have been kept by the Company, are up-to-date and are in the possession of the Company.

5.14 Financial matters

(i) The Company is not party to any contract by which it agrees to borrow and does not owe any financial debt to any person other than debt to Sanofi Group entities included in Intragroup Net Indebtedness or Net Working Capital.

(ii) The Company has not granted loans or other financial assistance to any person other than amounts due by Sanofi Group entities included in Intragroup Net Indebtedness or Net Working Capital.

(iii) Seller has no claim against the Company (whether existing, certain or contingent) relating to the Second Contribution and will not have any such claim in the future save for claims directly related to the liabilities explicitly referred to and shown in the balance sheet included in the Second Contribution agreement dated April 11, 2017.

5.15 Employee Matters

(a) Schedule 5.15 contains a true and complete list of the Employees of the Company setting forth their respective, job title, seniority, classification pursuant to the applicable Collective Bargaining Agreement, and annual compensation (including salaries and bonuses or incentive compensation).

(b) To the Best Knowledge of Seller, the Company has complied with all obligations owed to the Employees, including any obligations arising under any applicable legislation, regulations, codes of conduct, collective agreements, terms and conditions of employment and other agreements or arrangements (whether or not in writing and whether implied by custom or practice or otherwise), payment of salary and all remuneration components as well as all social security contributions related to the Employees and former employees and has made such payments in accordance with applicable Laws.

(c) Except as set forth in the Data Room or in Schedule 5.15 :

(i)

no general increase in the remuneration or benefits of the Employees that would result in a remuneration or benefits in excess of the ones disclosed in the Data Room or listed on Schedule 5.15, has been made or agreed to be made, either with the Employees or their representatives, nor has any negotiation or demand for such increase been entered into by or made, except to the extent mandatory pursuant to the Convention collective de l’industrie pharmaceutique applicable to the Company (the “Collective Bargaining Agreement”) or other collective agreements applicable to the Employees and included in the Data Room or in Schedule 5.15).

(ii)

no Employee has received any written notice terminating his employment, or will be entitled to receive termination indemnity or any other benefit or entitlement as a result of the sale of the sale of the Company to Buyer. No Employee benefits from any individual severance terms going beyond mandatory severance term.

(iii)

None of the Employees, directors or officers of the Company or seconded Employees will become entitled by virtue of his or her contract of employment or terms of office to any compensation of whatever nature or any enhancement in or improvement to his or her remuneration, benefits, bonuses or terms of employment as a result of, or in connection with the transaction contemplated by the Agreement.

(iv)

There is no pending labor action involving the Company and any of its present or former Employees involving and, to the Seller’s Knowledge, there is no employment-related litigation which is threatened in writing against the Company.

(d) Schedule 5.15 contains true and complete list of: all collective agreements (group, company and/or site level), agreements with the staff representatives, customs, practices, unilateral undertakings, including profit sharing, pension, welfare, retirement, bonus, incentive compensation, stock option, deferred compensation or other written material employee benefit or compensation plans, agreements or commitments for the benefit of the Employees, other than those which relate to governmental or quasi-governmental pension, social security plans or arrangements (including governmental or quasi-governmental retirement, disability, medical and health coverage and similar plans or arrangements) which are applicable to the Company and its employees (together the “Collective Benefits”). No promises or commitments have been made by the Seller or the Company to amend any of the Collective Benefits, to provide increased benefits thereunder or to establish any new Collective Benefits, except as required by applicable Law or the Collective Bargaining Agreement. Copies or descriptions of such Collective Benefits were delivered to Buyer prior to the date hereof.

(e) All contributions relating to (i) social security, (ii) pension and/or retirement schemes, (iii) contingency funds (prévoyance), (iv) employment-related taxes and (iv) employment fund (pôle emploi) in respect of the Employees that were due and payable prior to the Closing Date have been paid on or prior to the due date;

(f) All formalities and obligations regarding the information and consultation of employee representatives and employees to be complied with by Seller and the Company as the case may be in connection with the transactions contemplated hereby have been complied with in accordance with applicable Laws and any applicable collective agreements.

5.16 Business in the ordinary course

Except as set forth in Schedule 5.16, as otherwise contemplated in this Agreement or as required by Law, since the Reference Date and up to the date of this Agreement, the Company has conducted its activities, in the Ordinary Course of Business and with respect to such activities, there has not been:

(a) any declaration, distribution or payment of dividend by the Company;

(b) any amendment to the by-laws of the Company, including without limitation any issuance by the Company of any shares or other securities, or any change to the share capital of the Company;

(c) any sale, purchase, option, subscription, redemption or other similar agreement in respect of the Company’s shares;

(d) any merger or similar consolidation with, or the acquisition or disposition of any interest in, any Person;

(e) any sale, transfer, assignment or other disposal by the Company or any of its material assets or the granting of any rights to use the same to any Person;

(f) except in the Ordinary Course of Business of the Company any termination, modification, or cancellation of any Material Contract (other than a renewal of such contract on substantially similar terms and conditions);

(g) any commitments by the Company to make any capital expenditures exceeding in the aggregate one hundred thousand (100 000) Euro and which involve payments after the Closing Date (other than any commitments contemplated by the annual budget for fiscal year 2020, a copy of which is attached as Schedule 5.16 provided that Seller does not make any representation or warranty as to the accuracy of such budget as a reflection of the costs which may be incurred by Buyer as owner and operator of the Company);

(h) any indebtedness incurred by the Company in excess of 100 000 Euro other than indebtedness to any member of the Sanofi Group;

(i) any material increase in the compensation (fixed or variable) of the Employees other than as required by Law, the Collective Bargaining Agreements, collective agreements or by any agreement in effect as of the date hereof, or in connection with the regular annual compensation review within the Sanofi Group to take place in first quarter 2020;

(j) any changes in the Accounting Principles unless mandated by French GAAP or applicable Laws;

(k) any change in the Tax methods, principles, practices or elections other than as mandatorily required by applicable Tax Laws;

(l) any guarantees or comfort letters or security interests (cautions, avals ou garanties) in connection with third party obligations or other off-balance sheet commitments (engagements hors bilan);

(m) any notice (congé) or prior notice (mise en demeure) of termination delivered to a Tenant, neither any new lease, material amendment of a Lease, renewal or refusal of the renewal of a Lease without the prior written approval of the Buyer;

(n) any amendment of the insurance policy of the Company or the Owned Real Property or

(o) any commitment or agreement to do any of the foregoing.

5.17 Insolvency

None of the Seller and the Company are subject to any administrative or judicial winding-up, liquidation or similar order and there are no proceeding (including the mandate ad hoc) under any applicable insolvency, reorganization or similar Laws that have been commenced or applied for in any jurisdiction concerning the Seller or the Company including proceedings relating to the prevention of difficulties (prévention des difficultés des entreprises).

5.18 Sanctions, Anti-Bribery and Corruption

None of (i) the Seller or (ii) the Company, nor (iii), to the Seller’s Best Knowledge, any person who is or has been their officer, director or employee, and any person performing services for or on behalf of the Companies, in the five (5) years prior to the date hereof, has directly or indirectly (x) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (y) received, made, offered, or authorized any unlawful payment to any Government Official; or (z) received, made, offered, or authorized any bribe, rebate, payoff, influence or facilitation payment, kickback or other similar payment or item of value to any person for the purpose of gaining or retaining an improper business advantage or encouraging the recipient to violate the policies of his or her employer or to breach an obligation of good faith, loyalty, impartiality or trust, in each case in breach of applicable Laws.

5.19 Relations with the Seller

Neither the Seller or its Affiliates (i) will on the Closing Date owe any debt, liability or other obligation that will be, assumed by the Company, save as expressly otherwise stated in the Transaction Documents or in the Terminated Intragroup Agreements (ii) have benefited or will benefit from a payment of any fee, bonus or expenses by the Company in connection with the completion of the transaction

5.20 Brokers, Finders and Agents

Except for Deloitte Conseil Finance, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by the Seller. The Seller shall be solely responsible for the fees and expenses of Deloitte Conseil Finance.

5.21 No other Representations or Warranties

Except for the representations and warranties contained in this Article 5, the Seller does not make any other express or implied representation or warranty to Buyer with respect to the transactions contemplated hereby.

Article 6. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

6.1 Corporate Status

Buyer is a corporation duly organized and validly existing under the laws of France, and has full corporate power and authority to enter into and perform the Transaction Documents and the transactions contemplated thereby.

6.2 Authority and Binding Effect

The execution and delivery by Buyer of each of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by the competent governing body of Buyer, and each of the Transaction Documents constitutes or will, upon its execution, constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

6.3 No Conflicts

Neither the execution, nor the delivery or performance of any of the Transaction Documents by Buyer nor the consummation of the transactions contemplated thereby will (i) violate any of the terms of the articles of incorporation or by-laws (as applicable) of Buyer, or (ii) violate any applicable Law or (iii) violate any order, judgment or decree applicable to Buyer.

6.4 Brokers, Finders and Agents

Except for CBRE and KPMG, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by Buyer.

6.5 Financial Capacity

The Buyer has, and will have at Closing (or on such other date as the relevant amount is due and payable), immediately available funds sufficient to enable the Buyer to pay in full on the date on which they become due and payable all amounts contemplated to be paid and to satisfy all other obligations hereunder by the Buyer in connection with this Agreement and the transactions contemplated hereby, without recourse to any borrowing or other financing (whether or not committed)..

The original source of monies being used by the Buyer to pay all amounts contemplated to be paid and to satisfy all other obligations hereunder by the Buyer in connection with this Agreement and the transactions contemplated hereby is derived from legitimate activities. Such monies do not originate from any country or territory that is identified as the subject of country- wide or territory-wide sanctions (economic or otherwise), or from a person or entity identified as a prohibited party on any list maintained by any country or international organization in respect of export control laws or regulations (including (i) any person identified as a Specially Designated National or Blocked Person or any other person listed on a blocking list maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) and/or the United Nations Security Council 1267 Committee’s List of Terrorists and Supporters of Terrorism or (ii) any entity that is majority owned by one or more persons listed in the immediately preceding clause (i)).

6.6 Insolvency

Buyer is not subject to any administrative or judicial winding-up, liquidation or similar order and there are no proceeding under any applicable insolvency, reorganization or similar Laws that have been commenced or applied for in any jurisdiction concerning the Buyer including proceedings relating to the prevention of difficulties (prévention des difficultés des entreprises) or similar proceedings under applicable Laws.

6.7 Employee representatives

All formalities and obligations regarding the information and consultation of employee representatives to be complied with by Buyer or its Affiliates in connection with the transactions contemplated hereby have been complied with in accordance with applicable Laws and any applicable collective agreements.

6.8 Independent Assessment

Buyer acknowledges that its and its representatives and advisers have been permitted satisfactory access to the records, Contracts and other properties and assets pertaining to the Company and have had satisfactory opportunities to meet with employees of the Seller and its Affiliates including the Company to discuss its contemplated acquisition of the Company. Buyer represents that it made its own independent assessment of the present condition and future prospects of the Company and is sufficiently experienced to make an informed judgment with respect thereto. Buyer has not relied on any representation or warranty, except those expressly included in this Agreement and the other Transaction Documents.

Buyer acknowledges that, except as set forth herein and in the other Transaction Documents, neither Seller nor any of its Affiliates has made any warranty, express or implied, to Buyer or the Company as to the accuracy or completeness of any information regarding the Owned Real Property and the activity of the Company, its prospects or its profitability for Buyer or the Company or with respect to any forecasts or projections prepared by or on behalf of any of Seller and delivered to Buyer in connection with Buyer’s review of the Owned Real Property and the activity of the Company and the negotiation and the execution of this Agreement and the other Transaction Documents. Neither Seller (except as set forth herein) nor its respective Affiliates, directors, officers, employees or representatives shall have or be subject to any liability to Buyer or any other Person related to Buyer resulting from the distribution to Buyer or Buyer’s use of any such information, including any information, documents or material made available to Buyer in any form in expectation of the transactions contemplated hereby, provided the disclosure and/or distribution of such information was not fraudulent.

Article 7. COVENANTS OF SELLER

7.1 Disclosure Supplements

Promptly after becoming aware of any Subsequent Event, and, in any event, subject to Section 7.2 and no later than five (5) Business Days prior to Closing, in respect of the representations and warranties of Seller set forth in Article 5, Seller may supplement or amend in writing the Schedules to this Agreement (a “Disclosure Supplement”) with respect to any matter, event or fact which (i) first arises after the Offer Date and prior to Closing and which (ii) if existing or occurring prior to the date hereof, would have been required to be set forth or described in the Schedules (a “Subsequent Event”). If and to the extent such Subsequent Event arises in or result from the Ordinary Course of Business, following its disclosure, any representation and warranty of Seller contained in the Transaction Documents shall be deemed to be modified or supplemented in accordance therewith. However, if and to the extent such Subsequent Event does not arise in nor result from the Ordinary Course of Business, the information contained in the Disclosure Supplements shall not qualify, or constitute exceptions to, any representation and warranty of Seller contained in the Transaction Documents, or limit Buyer’s right to indemnification under Article 11.

7.2 Business in the Ordinary Course

(a) Except as set forth in Schedule 7.2, or as otherwise provided in this Agreement or as required by applicable Laws, from the date hereof until the Closing Date, Seller will cause the Company to: (i) carry out its activities in the Ordinary Course of Business consistent with past practice, and (ii) except in the Ordinary Course of Business, not take any of the actions listed in Section 5.16 without the prior written consent of Buyer which shall not be unreasonably withheld, conditioned or delayed, it being understood that the absence of any answer from Buyer within ten (10) Business Days from the receipt of the consent request shall mean that Buyer has given its consent to the related action.

(b)	In particular, the Seller shall procure that:

(i)	the Company shall not make any change to the Company’s by-laws;

(ii)	the Company shall not acquire any assets or sell, transfer, or otherwise dispose of, or subject to any Third Party rights any assets other than in the Ordinary Course of Business;

(iii)	the Company shall not grant any new lease, extend any lease or rescind any lease in respect of the Owned Real Property other than leases to Buyer or its Affiliates;

(iv)

the Company shall maintain in force all policies of insurance maintained by it as at the date of signature in respect of the Company, the Owned Real Property and the business of the Company and shall not modify them;

(v)	the Company shall not initiate any litigation (as plaintiff) nor agree to nor permit settlement of any litigation

(vi)	the Company shall not make capital contributions or investments in any company or entity;

(vii)

the Company shall not make any change in any method of accounting or auditing practice other than those required by applicable Laws or mandatory provisions of French GAAP in the Ordinary Course of Business;

(viii)	the Company shall not make any change in the Tax methods, principles, practices or elections other than as mandatorily required by applicable Tax Laws;

(ix)

the Company shall not grant or issue any mortgage, charge or other security, undertake any liability or contingent liability under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation relating to the failure of another person to perform its obligations;

(x)	the Company shall not enter into or become subject to any joint venture, partnership or similar arrangement; and

(xi)	the Company shall not sell or otherwise dispose of the Owned Real Property or enter into an agreement to do the same.

7.3 Termination of Intragroup Agreements

On or prior to Closing, Seller shall, and shall cause the Company to, terminate the agreements with Seller and its Affiliates listed in Schedule 7.3 (the “Terminated Intragroup Agreements”) in a manner and on such terms that shall not require Buyer or the Company to make any termination or indemnity payments after the Closing Date.

7.4 Officers of the Company

Seller shall cause all the officers of the Company on the Closing Date, to submit their written resignations from their positions, effective on the Closing Date. Buyer shall cause the Company to appoint new officers in replacement on the Closing Date in compliance with applicable Law.

7.5 Access to Information

Prior to the Closing Date, to the extent permitted by applicable Law, Seller shall and shall cause the Company and their representatives (such as attorneys, consultants and accountants) to (a) give to Buyer and their authorized representatives reasonable access to the Company during normal business hours and upon reasonable notice in a manner to minimize disruption of the activity of the Company and (b) cause their respective officers, employees and representatives to furnish Buyer with such reasonable available information pertaining to the Company or its activity as Buyer may reasonably request and shall otherwise reasonably cooperate to ensure a smooth handover of the Company to Buyer. All information thus provided shall be subject to the provisions of the Confidentiality Agreement entered into by Buyer and Sanofi on 2 and 14 May 2019.

7.6 Further Assurances

Seller shall use its commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose Seller, at the reasonable request of Buyer, at or after the Closing, shall, without further consideration, promptly execute and deliver or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement and the Related Agreements, and take all such other actions, as may be reasonably necessary or desirable, to implement any provision of this Agreement and the Related Agreements.

7.7 French Tax Group Exit Agreement and French VAT Group Exit Agreement

Immediately prior to the Closing, Seller shall cause the Company and Sanofi to enter into agreements relating to: (i) the exit of the Company from the Sanofi tax consolidated group, substantially in accordance with the form of tax consolidation group exit agreement attached as Schedule 7.7 (the “French Tax Group Exit Agreement”); and (ii) the exit of the Company from the Sanofi VAT consolidated group, substantially in accordance with the form of tax VAT group exit agreement attached as Schedule 7.7 (the “French VAT Group Exit Agreement”).

The Seller shall cause Sanofi to repay to the Company, immediately prior to the Closing, any amount of crédit d’impôt pour la compétitivité et l’emploi (CICE Tax credit) booked by the Company and still outstanding at such date.

Article 8. COVENANTS OF BUYER

8.1 Future Employment

Buyer shall cause the Company to maintain to the extent possible at the current premises of the Company biopark management activities pertaining to the Owned Real Property for a period of four (4) years from and after the Closing. During such period of time, (i) Buyer shall cause the Company to comply with all mandatory provisions of the relevant applicable Laws which relate to the provision of remuneration as per the employment contracts of Employees and to employ, from and after the Closing, the Employees on terms and conditions in compliance with the requirements of applicable Laws as they relate to individual employment rights. and (ii) Buyer shall ensure that the Company does not, terminate any of the Employees’ employment contracts except in the event of termination of the Employee’ contracts for personal reasons (“licenciement pour motif personnel”), for disciplinary reasons (“licenciement pour motif disciplinaire”) or in the context of an individual or collective mutual termination agreement, as permitted under applicable Laws and subject to compliance with any procedures under applicable Laws. In addition, during a four (4) year period of time from and after the Closing, Buyer shall cause the Company to provide Employees with benefits under collective bargaining agreements, collective agreements (accords d’entreprise) internal customs and unilateral decisions that are at least in accordance with existing benefits applicable within the Buyer group companies in France at Closing Date, and in any case in compliance with mandatory provisions of applicable Laws.

For the avoidance of doubt, the commitments stated above shall not apply to any employee who would join the Company for whatever reason after the Closing.

For the avoidance of doubt, the Parties expressly acknowledge and agree that the provisions of this Section 8.1 are solely for the benefit of Buyer and Seller and are not intended to and shall not confer upon any independent contractor, director, employee or former employee of Seller, the Company or their Affiliates, including any Employee, any Third Party rights, and no Third Parties shall have any right to enforce the terms of this Agreement.

8.2 Insurance

(a) The Buyer acknowledges and agrees that, as from 23:59 CET on the Closing Date, all insurance coverage provided in relation to the business of the Company pursuant to policies maintained by the Seller or any member of the Sanofi Group (the “Seller Insurance”) shall cease and that, unless otherwise provided by Law, no further coverage shall be available to the Company under any such policies.

(b) As a consequence of this Section, the Buyer undertakes to subscribe to or to cause the Company to subscribe, with effect as from the Closing, to the relevant insurance policies to cover the Company, its assets and its operations, under no less protective terms than those of the previous insurance policies covering the Company, its assets and its operations.

(c) If, and to the extent that, on or after the Closing Date, the Seller or any of its Affiliates receives any payment in respect of any claim of the Company under the Seller Insurance, the Seller shall, or shall cause such Affiliate to account to and pay to the Buyer, or, as the case may be, to the Company or any other relevant Third Party (as applicable), such amounts as it receives (minus all Third Party costs incurred by the Seller or any of its Affiliates or the Company in connection with the collection thereof, including for the sake of clarity any costs or expenses incurred to cure wholly or in part the event or circumstance in respect of which a claim under the Seller Insurance has been made) as promptly as practicable.

(d) The Seller shall make all claims under any Seller Insurance relating to any fact or other event (the “Insurance Event”) which occurred prior to the Closing and for which the Insurance Event is known (or to the extent it is known) to the Seller on or prior to Closing, if such claim is permitted under the Seller Insurance.

8.3 Change of Name

(a) Buyer hereby agrees and acknowledges that it shall not acquire under this Agreement any right on or to the Retained Names. Except to the extent specifically authorized by the Seller, Buyer shall not, and shall cause the Company not to, use such Retained Names or any confusingly similar name as from the Closing Date; Buyer shall cause the Company to change its corporate name effective on the Closing Date so as not to include the word Sanofi or any other proprietary name or trademark of the Sanofi Group.

(b) After the Closing Date, where applicable, the Buyer shall cause in due course (and in particular during the 30 calendar days following the Closing Date) the Company to cease the use, or display, in each case in any manner whatsoever, of any trade or service marks, trade or service names or logos that consists of or includes the Retained Names, provided that it shall not interfere with or disrupt the normal business and operations of the Company.

8.4 Foreign Investment Clearance

In order to obtain the Foreign Investment Clearance, Buyer has made appropriate and complete submissions, notifications and filings with the French Minister of Economy, subject to the reception of all information required from the Seller.

Buyer has received the Foreign Investment Clearance on June 29, 2020.

The Seller shall ensure at any time for a five (5) year period from the Closing Date that a person from the Seller’s group is in charge of the restrictive areas (zones à régime restrictif) of the Owned Real Property which store the chemolibraries (chimiothèques) of the Sellers’s group, so that the Buyer shall not be in breach of its commitments vis-à-vis the French State in the context of the Foreign Investment Clearance. Buyer shall ensure that during the same period of time, neither Buyer nor the Company shall give access to such restrictive areas to any person that has not been authorized by Seller in accordance with such commitments. As soon as possible following the Closing Date, the Parties shall enter into an agreement providing for the practical conditions for the request and grant of such authorization.

8.5 Maintenance of, and Access to, Records

From and after the Closing Date, whenever reasonably requested by the Seller and provided that such access shall not interfere with or disrupt the normal business and operations of Buyer and its Affiliates, Buyer shall permit , and shall cause the Company to permit, Seller, to have reasonable access for reasonable periods during business hours, as soon as feasible following receipt of a prior written notice (taking into account the urgency of the matter) to Buyer, to such books and records transferred to Buyer pursuant to this Agreement or maintained by the Company, as is reasonably necessary for financial reporting, accounting matters and labor matters (including occupational illnesses or accidents) or the preparation of any filing or other submission required by applicable Law or for other purposes envisaged by this Agreement, including the conduct of defense of Direct Claims and Third Party Claims as set forth in Article 11. Buyer shall cause the Company to, maintain all such books and records until the expiration of any applicable statutory period requiring the maintenance of such books and records.

8.6 Further Assurances

Buyer shall use its commercially reasonable efforts (except to the extent otherwise provided herein) to implement the provisions of this Agreement and of the Related Agreements, and for such purpose Buyer, at the reasonable request of Seller, at or after the Closing, shall, without further consideration, promptly execute and deliver or cause to be executed and delivered, to Seller such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement and the Related Agreements, and take all such other actions, as may be reasonably necessary or desirable, to implement any provision of this Agreement and the Related Agreements.

Article 9. MUTUAL COVENANTS

9.1 Intragroup Indebtedness

Prior to the Closing Date, Seller shall cause the Company to reimburse to the relevant members of the Sanofi Group the indebtedness of the Company to such members and shall reimburse, or cause to be reimbursed, to the Company any indebtedness of any member of the Sanofi Group to the Company. In the event the cash resources of the Company immediately prior to Closing are insufficient to allow a full reimbursement of such indebtedness, Buyer shall cause the Company to reimburse to Seller any then outstanding amount of indebtedness to members of the Sanofi Group.

9.2 Related Agreements

Buyer and Seller shall, or shall cause their respective Affiliates to, execute the Related Agreements on the Closing Date.

9.3 Expenses and Taxes

9.3.1 Each Party shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that the Parties agree that (i) CBRE and KPMG fees shall be borne by the Buyer and (ii) all Taxes (other than value added tax), if any, that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the other Transaction Agreements or transactions contemplated hereby shall be borne by the Party on whom such Taxes are levied by operation of Law as a primary obligor. The foregoing notwithstanding any Tax (other than registration duties) which may be due in connection with the transfer of the Transferred Shares to Buyer shall be borne by Seller. Each Party shall indemnify and hold harmless the other Party and its Affiliates with respect to any claim by Tax authorities against such other Party or any of its Affiliates pertaining to the payment of any such Taxes, including in those cases where the first Party (or its Affiliates) is primarily liable but the other Party (or its Affiliates) may be jointly liable with the first Party or its Affiliates to the relevant Tax authorities for the payment thereof. Such indemnity shall be paid by the first Party (or its Affiliates) to the other Party (or its Affiliates) within thirty (30) days as from the first written notice provided by the other Party (or its Affiliates) together with the tax collection notice.

9.3.2 For the avoidance of doubt:

(a) the registration duties (“Droits d’enregistrement”) payable with respect to the sale of the Transferred Shares to Buyer, including any interest and/or penalties, shall be borne by Buyer. In this respect, Buyer will communicate to the Seller any Tax receipt or document with the Tax authority stamp in order to justify the payment of such registration and stamp duties within thirty (30) days as from the fulfillment of this requirement; and

(b)	the costs and expenses relating to the adjustment deed (acte d’ajustement) referred to in Section 2.3 shall be borne exclusively by the Buyer.

9.3.3 Notwithstanding anything to the contrary contained herein, the Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant Governmental Authorities) of all Tax Returns required by Law to be filed with respect to the Company, to the extent such Tax Returns are to be filed prior to the Closing Date.

9.3.4 Notwithstanding anything to the contrary contained herein, the Buyer shall be responsible for the timely filing (taking into account any extensions received from the relevant Government Authorities) of all Tax Returns required by Law to be filed with respect to the Company, to the extent such Tax Returns are to be filed after the Closing Date.

9.4 Closing

Subject to the terms and conditions herein provided, each of Seller and Buyer shall, and shall procure that each of their Affiliates shall, use its commercially reasonable efforts to cause the conditions set forth in Article 3 to be satisfied by the Closing Date and shall take no action that would, or that could reasonably be expected to, result in any of the conditions set forth in such Article not being satisfied.

Without limitation to the foregoing, each of Buyer and Seller shall take, and shall cause its respective Affiliates after the Closing Date to take, such steps as may be reasonably required by the relevant Governmental Authorities in order to grant the Governmental Approvals, provided that such requirements do not materially affect the transactions contemplated by this Agreement and the Transaction Documents in the reasonable assessment of both Parties and provided further that neither Buyer nor Seller shall be required to accept any amendment to this Agreement or the Transaction Documents as a result of any such requirements by Governmental Authorities which would materially affect the transactions contemplated by this Agreement or the Transaction Documents, but that they shall make their commercially reasonable efforts to accept any amendments that do not affect materially these transactions (it being agreed that none of these amendments shall require Seller or its Affiliates to make any additional payment to Buyer or its Affiliates). The Parties shall cooperate with each other in good faith in order to achieve that any commitments or undertakings imposed on any of the Parties or their Affiliates in connection with the obtaining of the Governmental Approvals will be mitigated to the greatest possible extent prior to Closing Date.

9.5 Costs and Expenses

Subject to Section 9.3, whether or not the transactions contemplated in this Agreement are consummated, each of Seller and Buyer shall bear its own costs and expenses incurred for the negotiation, execution and consummation of the transactions contemplated hereby.

9.6 Post-Closing Access

In order to facilitate Seller’s efforts to remove its equipment and belongings from the facilities in which its activities were conducted before Closing, the Buyer shall permit Seller’s employees and/or other professionals mandated for this purpose to have reasonable access during business hours to the relevant facilities, from Closing until July 31, 2020, provided that such access shall not interfere with or disrupt the normal business and operations of Buyer and its Affiliates. As a consequence, the Seller undertakes that all of its equipment and belongings located in such facilities will be removed at the latest on July 31, 2020, at Seller’s sole cost and expense.

Article 10. TERMINATION

10.1 Termination

This Agreement may only be terminated (a) by mutual written consent of the Parties thereto; (b) by Buyer if any of the conditions provided for in Sections 3.1 or 3.2 has not been met by July 31st, 2020 and has not been waived by Buyer by such date; or (c) by Seller if any of the conditions provided for in Sections 3.1 or 3.3 has not been met by July 31st, 2020 and has not been waived by Seller by such date; and (d) by Seller, or Buyer if any Governmental Authority has enacted, issued, promulgated, enforced or entered any Law, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of such transactions; provided, however, that if a Party seeking termination pursuant to paragraphs (b) and (c) of this Section 10.1 is purportedly in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, then, that Party may not terminate this Agreement pursuant to paragraphs (b) and (c) of this Section 10.1.

10.2 Effect of Termination

If this Agreement is terminated and the transactions contemplated thereby are abandoned as described in this Article 10:

(a) this Agreement shall become void and of no further force or effect, except for the provisions of Sections 12.12 (Confidentiality – Public Announcements), which obligations shall remain in force for a period of five (5) years after the termination of this Agreement, and 9.5 (Costs and Expenses) and this Article 10;

(b) all confidential information provided by either Party to the other shall be returned to such first Party or, upon such first Party’s request, destroyed;

(c) notwithstanding the foregoing, and save as otherwise expressly provided, nothing in this Section 10.2 shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement, provided, however, that if the Closing shall not occur, Seller shall not be held liable in any manner whatsoever for any breach of its representations and warranties set forth in Article 5.

Article 11. INDEMNIFICATION

11.1 Indemnification

11.1.1 Indemnification by Buyer

From and after the Closing, subject to the provisions of Section 10.2, Buyer (“Buyer Indemnifying Party”) shall indemnify and hold Seller, its Affiliates and their respective officers, directors, managers, employees, agents and representatives (each a “Seller Indemnified Party”) harmless from and against any and all Losses incurred by such Seller Indemnified Party resulting or arising from or related to, or incurred in connection with, in each case directly:

(a) any breach of or inaccuracy in any representation or warranty on the part of Buyer contained in Article 6 or in any other Transaction Document;

(b) any breach of any covenant, obligation or agreement of Buyer (or after the Closing, by the Company) contained in this Agreement, in any other Transaction Document.

11.1.2 Indemnification by Seller

Subject to the terms and conditions of this Agreement including those set forth in Section 10.2 from and after the Closing, Seller (“Seller Indemnifying Party”) shall indemnify and hold Buyer and the Company’s and Buyer’s respective officers, directors, managers, employees, agents and representatives (each a “Buyer Indemnified Party”) harmless from and against any and all Losses incurred by such Buyer Indemnified Party or the Company resulting or arising from, related to, or incurred in connection with, in each case directly:

(a) any breach of or inaccuracy in any representation or warranty of Seller contained in Article 5 of this Agreement, or in any other Transaction Document;

(b) any breach of any covenant, obligation or agreement of Seller (or prior to the Closing, by the Company) contained in this Agreement or in any other Transaction Document;

The Parties expressly agree that the fact that Buyer elects to consummate the transactions contemplated by this Agreement shall not cause any Buyer Indemnified Party to lose its right to any indemnification under this Article 11 with respect to any breach of covenant or breach of representations and warranties by Seller or the Company on or prior to the Closing Date.

11.2 Conduct of Direct Claims

In the event of a claim (other than a Third Party Claim as defined in Section 11.3) made by a Party claiming for or entitled to indemnification (the “Indemnifiable Party”) under Section 11.1 (a “Direct Claim”), the Indemnifiable Party shall notify such Direct Claim in writing to the other Party (the “Indemnifying Party”) with reasonable promptness, specifying the nature and grounds of such Direct Claim and, to the extent known and determinable, the amount or estimated amount thereof (which estimate is for information only and shall not be conclusive of the final amount of such Direct Claim); provided, however, that the prompt giving of such notice shall not be a condition precedent to indemnification under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice. The Indemnifiable Party shall further provide to the Indemnifying Party as soon as it becomes available any information reasonably requested by the Indemnifying Party in relation to the Direct Claim.

11.3 Conduct of Third Party Claims

(a) In the event that any claim or Legal Proceeding is asserted or instituted by a Third Party which could give rise to a Loss for which an Indemnifying Party would be liable to any Indemnifiable Party hereunder (a “Third Party Claim”), the Indemnifiable Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature and grounds of such claim or demand and, to the extent known and determinable, the amount or estimated amount (which estimate is for information only and shall not be conclusive of the final amount of such claim and demand) (a “Third Party Claim Notice”); provided, however, that the prompt giving of such notice shall not be a condition precedent to indemnification under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice.

(b) The Indemnifying Party will be entitled to participate in all aspects of the defense of any Third Party Claim that is the subject of a Third Party Claim Notice. In addition, upon written notice to the Indemnifiable Party given any time prior to the final disposition of such Third Party Claim, the Indemnifying Party will have the right to defend the Indemnifiable Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person. In the absence of such notification from the Indemnifying Party within twenty (20) Business Days of the receipt by the Indemnifying Party of the Third Party Claim Notice (or in respect of proceedings that require a response within a shorter period of time sufficient to enable the Indemnifiable Party to organize its defense), the Indemnifying Party shall be deemed to have waived such option.

(c) To the extent the Indemnifying Party elects to assume the defense of a Third Party Claim pursuant to Section 11.3 (b), the Indemnifying Party shall conduct such defense in good faith. The Indemnifiable Party shall have the right, if it so notifies the Indemnifying Party, to be consulted in such defense and settlement of the Third Party Claim and to participate at its own expense and with counsel of its choice. In such event, the Indemnifying Party shall afford the Indemnifiable Party and its counsel the opportunity to comment and the right to object (which comments shall be taken into account to the extent reasonable and such right to object shall not be unreasonably exercised) with respect to the conduct of the defense and settlement of such Third Party Claim. If requested by the Indemnifying Party, the Indemnifiable Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends, and, if (a) appropriate and related to the claim in question and (b) reasonable in the judgment of the Indemnifiable Party, in making any counterclaim against the person asserting the Third Party Claim or demand, or any cross complaint against any person. The Indemnifying Party shall consult with the Indemnifiable Party with respect to the prosecution of such counter-claim, demand or cross complaint. In such latter case and to the extent the amounts obtained from the counterclaim or cross complaint reduce the indemnifiable Losses of the Indemnifiable Party, the amount obtained as a result thereof shall be deducted from the amount of the indemnification to be paid by the Indemnifying Party to the Indemnifiable Party.

(d) In the event the Indemnifying Party does not assume the defense in respect of the Third Party Claim, the Indemnifiable Party shall conduct the defense of such Third Party Claim in good faith. The Indemnifying Party shall have the right, if it so notifies the Indemnifiable Party, to be consulted in such defense of the Third Party Claim and to participate at its own expense and with counsel of its choice. In such event, the Indemnifiable Party shall afford the Indemnifying Party and its counsel the opportunity to comment and the right to object (which comments shall be taken into account to the extent reasonable and such right to object shall not be unreasonably exercised) with respect to the conduct of the defense of such Third Party Claim.

(e) From and after the delivery of a Third Party Claim Notice hereunder, the Indemnifiable Party shall reasonably promptly copy the Indemnifying Party with any document received or sent in connection with the Third Party Claim and shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of the Indemnifiable Party to the extent reasonably related to the matters to which the Third Party Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not interfere with the business and operations of the Indemnifiable Party.

(f) Any compromise or settlement made or caused to be made by the Indemnifying Party to the Indemnifiable Party, as the case may be, in connection with any Third Party Claim shall be binding upon, and be for the benefit of, the Indemnifying Party or the Indemnifiable Party, as the case may be, in the same manner as if a final order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no settlement or compromise shall be entered into by either the Indemnifying Party or the Indemnifiable Party without the express written consent of the other Party (which consent, in the case of an Indemnifiable Party, shall not be unreasonably withheld or delayed if the Indemnifying Party has agreed to assume the defense of such Third Party Claim and the settlement provides for an unconditional release of the Indemnifiable Party). In the event the Indemnifiable Party refuses to consent to a settlement providing for a monetary payment that provides for such a release and does not impose any other restrictions on the Indemnifiable Party, the Indemnifying Party shall not be liable to indemnify the Indemnifiable Party for any settlement amount or judgment in excess of the amount of such settlement proposal.

11.4 Survival of Indemnification for Breach of Representations and Warranties of Sellers

The representations and warranties given or made in this Agreement or the Schedules thereto shall survive the Closing until the date that is two (2) years after the Closing Date and shall thereafter terminate and be of no further force or effect, except with respect to any claim for indemnification pursuant to Article 11 in respect thereof that shall have been notified in writing by a Buyer Indemnified Party (with general details of the nature of such claim to the extent known by Buyer or the Company) prior to such time.

Notwithstanding the foregoing:

(a) in lieu of the two (2) year time limit set forth above, indemnification claims by Buyer Indemnified Parties against Seller arising from or related to any breach of any Fundamental Representations or the representations and warranties set forth in Section 5.15(e) (Social security and other employee related contributions) and Section 5.12 (Tax Matters) may only be made provided a Buyer Indemnified Party gives written notice of such claim to Seller (containing general details of the nature of such claim to the extent known by Buyer) not later than thirty (30) days after the expiration of the statute of limitations applicable to such matters in accordance with applicable Laws; and

(b) notwithstanding any provision to the contrary in this Agreement or in the Transaction Documents, the representations and warranties set forth in Section 5.8 (Environment) shall survive the Closing until the 5th anniversary of the Closing Date, and shall thereafter terminate and be of no further force or effect except with respect to any claim for indemnification pursuant to Article 11 in respect thereof that shall have been notified in writing by Buyer (with general details of the nature of such claim to the extent known by Buyer) prior to such time. The foregoing notwithstanding, the obligations of Seller to provide indemnification or Remedial Actions for breaches of the representations contained in Section 5.8 shall terminate automatically in the event of a sale, transfer or divestiture of the Company or of all or substantially all of its assets (other than a sale, transfer or divestiture to an Affiliate of Buyer), provided that this termination shall not affect Buyer’ indemnification rights with respect to any claim for indemnification for Losses incurred prior to such divestiture, sale or transfer.

11.5 Limitations

(a) The indemnification obligations of Seller Indemnifying Party under Section 11.1.2(a) of this Agreement shall in no event exceed:

(i)	the Final Purchase Price in the event of violation of any of the Fundamental Representations;

(ii)

25% of the Final Purchase Price for violations of any other representations and warranties of Seller, provided that, within this cap, the indemnification obligations of Seller in the event of violation of any of the representations and warranties other than those set forth in Section 5.7 (Compliance with Law / Permits), Section 5.8 (Environment) and Section 5.12 (Tax Matters) shall be limited to 15% of the Final Purchase Price in the aggregate;

it being specified that the total liability of the Seller Indemnifying Party shall not exceed the Final Purchase Price.

(b) Each of Buyer and Seller shall not be entitled to make a claim for indemnification under Section 11.1.1 (a), or 11.1.2(a) when relevant, of this Agreement unless and until the aggregate amount of claims for Losses of Seller Indemnified Party in respect of Section 11.1.1 (a), or Buyer Indemnified Party or the Company in respect of Section 11.1.2(a), exceeds an amount in euros equal to EUR 250,000 (the “Deductible Amount”), in which case the Buyer Indemnifying Party, or the Seller Indemnifying Parties when relevant, shall only be liable for the amount exceeding such Deductible Amount.

(c) No claim of Buyer or Seller in respect of any individual event or occurrence shall be deemed to give rise to indemnification under Section 11.1.1 (a) or 11.1.2(a) of this Agreement, or shall be taken into account for purposes of calculating the Deductible Amount referred to in paragraph (b) above, unless and until the Loss related to such claim claimed exceeds fifty thousand euros (EUR 50,000). For the purposes of the preceding sentence, in the event of a series of claims based on the same or a related set of facts, events or circumstances, such series of claims shall be treated as a single claim and the aggregate total of the Losses resulting from such series of claims shall be used to determine whether the foregoing amount has been exceeded.

(d) The limitations set forth under paragraphs (b) to (c)above shall not apply to a violation of any of the Fundamental Representations.

(e) The limitations set forth under paragraphs (a) to (c) above shall not apply to a VAT Claim

(f) For the purposes of this Section 11.5, all amounts which are denominated in a currency other than the Euro shall be converted into Euros at the rate prevailing on the date of the notice of the claim by the Indemnifiable Party.

11.6 Exclusions – assessment of indemnification amount

(a) Notwithstanding anything herein to the contrary, the amount of any damages for which indemnification is provided under this Article 11 shall be net of (a) any amounts actually recovered by the Indemnifiable Party pursuant to any indemnification by, or indemnification agreement with, any Third Party, and (b) any insurance proceeds or other cash receipts or sources of reimbursement actually recovered by the Indemnified Party (each such person named in clauses (a) and (b), a “Collateral Source”). If the amount to be netted hereunder from any payment required under this Article 11 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 11, the Indemnifiable Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 11 had such determination been made at the time of such payment. The Indemnifiable Party shall make all commercially reasonable efforts to obtain the maximum recovery from relevant Collateral Sources, including any applicable insurance policies, in connection with any circumstances giving rise to a Loss and shall file in a timely manner all notices or claims on connection therewith.

(b) In no event shall any Indemnified Party be entitled to indemnification hereunder for any Loss arising out of or in connection with a change or development in Law after the Closing, including any change or development in the enforcement thereof.

(c) Save for any VAT Claim, any Indemnified Party shall in no event be entitled to indemnification hereunder for any Loss arising out of or in connection with a matter (i) disclosed (by actual disclosure or incorporation by reference) in the Schedules or (ii) Fairly Disclosed in the Disclosed Documentation.

(d) In no event shall any Indemnifiable Party be entitled to double recovery under this Agreement and/or any other Transaction Documents. In particular, in the event any circumstances giving rise to a Loss constitute a breach of more than one representation and warranty, obligation or covenant on the part of the Indemnifying Party, the Indemnifiable Party shall only be entitled to be indemnified once in respect of such Loss. No indemnification shall be available to Buyer hereunder in respect of any Loss which is directly resulting from any conduct or action by Buyer or its Affiliates prior to or after the Closing Date, or of, the Company or their Affiliates after the Closing Date (including any restructuring or Tax election) to the extent (except if such conduct or action constitutes a breach by Buyer or the Company of a covenant under this Agreement) Buyer, the Company or one of their Affiliates, as the case may be, knew or ought to have known (exercising reasonable care) that their respective conduct or action would result in a Loss.

(e) If any claim for indemnification is based upon a liability which is contingent, the Indemnifying Party shall not be liable to make any indemnification payment to the Indemnifiable Party unless and until such contingent liability becomes due and payable, other than payments made to the Indemnifiable Party to cover the costs and expenses of investigating or defending such contingent liability, including reasonable attorneys’ fees incurred by the Indemnifiable Party; provided, however, that any claim for indemnification that is made with respect to a contingent liability prior to the termination of the survival period defined in Section 11.7 shall not be denied, and no Indemnifying Party’s liability hereunder shall be extinguished solely because such liability remains contingent at the end of such survival period.

(f) The Indemnifiable Party shall take all commercially reasonable steps to avoid or mitigate any Loss in respect of which it might be entitled to indemnification pursuant to this Article 11.

(g) The amount of any Losses for which indemnification is provided for under this Article 11 shall be net of any Tax benefit actually realized by the Indemnifiable Party or its Affiliates from the incurrence or payment of any such Loss.

(h) The Indemnifying Party shall be liable only for all direct damages (préjudice direct) incurred by the Indemnifiable Party as a result of a breach of representations and warranties contained in this Agreement or in the Transaction Documents. The Indemnifying Party shall not be liable for any lost profits, lost revenues, lost opportunities or any consequential, indirect, or punitive damages.

(i) Any payment made by a Seller Indemnifying Party to Buyer pursuant to this Article 11 shall constitute a reduction of the Final Purchase Price up to the amount of the Final Purchase Price and shall be treated as such by Seller and Buyer, to the maximum extent permitted by Law, for all accounting and tax purposes.

(j) No Loss shall be increased for any Taxes arising for the sole reason that payment for such Loss under this Article 11 is made to a Person other than the Indemnifiable Party who suffered itself such Loss.

(k) The obligation of the Seller Indemnifying Party to indemnify and hold any Buyer Indemnified Party harmless from and against any Loss under this Article 11 shall not be affected by any merger or similar combination of the Company, but shall automatically be transferred to the Resulting Entity and be binding upon it.

(l) If the Buyer Indemnified Party receiving a payment under this Article 11 incurs a Tax liability which results from, or is calculated by reference to, such payment, the amount payable by the Seller Indemnifying Party shall be increased by such amount as will ensure that, after payment of the Tax liability, the recipient is left with a net sum equal to the sum it would have received had no such liability arisen.

(m) For the avoidance of doubt, the indemnification obligation of Seller under this Agreement shall be limited to the Loss (giving effect to the limitations set forth in this Agreement) actually suffered by the Buyer Indemnified Party or the Company, and shall be computed without regard to any cash flow or earnings multiple or similar valuation formula implicit in negotiating and/or setting the Final Purchase Price.

11.7 Remedies Exclusive

Each Party’s rights under this Agreement with respect to any Loss shall be their sole and exclusive remedy for money damages under this Agreement, and they shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available under any applicable Law including without limitation, any rescission, nullification or termination rights with respect to the Agreement or any Related Agreement. Without limiting the generality of the foregoing, Buyer waives any claim or cause of action which it otherwise might assert, including, without limitation, under any applicable Law or regulations, by reason of this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

11.8 When Payable

The payment of any indemnification required to be made to the Indemnified Party pursuant to Article 11 shall be made:

(a) within ten (10) Business Days following the date on which such indemnification becomes due as a result of an agreement between the Indemnifying Party and the Indemnified Party, or its amount becomes final and binding upon the Indemnified Party and the Indemnifying Party as a result of an arbitral award in accordance with Section 12.4;

(b) in connection with a claim in relation to Tax; within five (5) Business Days before the deadline on which the corresponding shall be paid to the competent Governmental Authority pursuant to an enforceable order (titre exécutoire);

(c) in all cases, by wire transfer of immediately available funds to such bank accounts as the receiving Indemnified Party shall designate in writing (xx) at least five (5) Business Days prior to the expiration of the ten (10) Business Day period referred to at (a) above or (yy) with respect to a Tax claim, at least ten (10) Business Days prior to the deadline on which the corresponding Tax shall be paid.

(d) Provided that (i) the Indemnifying Party has made a payment to the Indemnified Party pursuant to paragraphs (b) above, and (ii) the Indemnified Party obtains later on a definitive reimbursement from the French tax authorities in relation to the Tax claim that gave rise to the payment referred to at (i) of the present paragraph, the Indemnified Party shall repay to the Indemnifying Party, within five Business Days following receipt of the funds by the Indemnified Party, an amount equal to the lower of the amount reimbursed by the French Treasury and the payment made by the Indemnifying Party pursuant to paragraph (b) above. Moreover, should the Indemnifying Party have made any payment to the Indemnified Party pursuant to paragraph (b) relating to indemnification of a claim in relation to Tax in advance of the date when the Indemnifying Party has been declared liable for indemnification for this amount pursuant to this Agreement, and should the Indemnifying Party be later definitively adjudicated not to be liable for indemnification thereof under this Agreement, the Indemnified Party shall reimburse such amount to the Indemnifying Party without delay together with interest thereon at the rate of EURIBOR 3 months plus 100 basis points from and including the date payment was made through and including the date reimbursement is made.

11.9 Environmental Matters

11.9.1

Notwithstanding any other provision to the contrary, in relation to Environmental Matters, the Buyer Indemnified Parties shall not be entitled to indemnification under Section 11.1. for that portion of any Losses attributable to the increase, exacerbation or aggravation of an Environmental Matter existing prior to the Closing Date, where such increase, exacerbation or aggravation results directly from any intentional action or deliberate failure to act of any Buyer Indemnified Party provided that the Buyer had actual knowledge of such pre-Closing Environmental Matter.

11.9.2

Notwithstanding any other provision to the contrary, in relation to Environmental Matters, the Buyer Indemnified Parties shall not be entitled to indemnification under Section 11.1 for that portion of any Losses attributable to the increase, exacerbation, or aggravation of any Remedial Action resulting from an Environmental Matter existing prior to the Closing Date, when such increase, exacerbation or aggravation results from:

(a) any closure at the Owned Real Property resulting in the application of a clean- up standard for Remedial Action stricter than the standard of a reasonable and prudent operator, which would have applied for the use as an industrial facility, including pharmaceutical research and development; or

(b) Remedial Action performed in consideration of a standard which is stricter than the standard applied for the use as an industrial facility, including pharmaceutical research and development, or

(c) any sale or transfer of any Owned Real Property resulting in Remedial Action;

11.9.3

Notwithstanding any other provision to the contrary, in relation to Environmental Matters, the Buyer Indemnified Parties shall not be entitled to indemnification under Section 11.1 for any Losses attributable to the operation, occupancy or use by Buyer or any of its Affiliates or any other tenant of the Company of any Owned Real Property or asset or equipment contained therein, and any consequence thereof.

11.9.4

Buyer and the Company shall not voluntarily approach any Governmental Authorities for the purpose of instigating Remedial Action for pollution which is reasonably likely to require indemnification by Sanofi pursuant to Section 11.1 unless Buyer have first offered to consult with Seller as to the appropriateness and contents of such approach; provided however, Buyer shall not be obligated to first consult with Seller if such consultation would be impracticable under the circumstances, including, without limitation, if an approach to the Governmental Authorities is reasonably necessary to avert an imminent danger of harm or serious pollution of the Environment. In such circumstances, Buyer shall promptly notify Seller after such approach. If Buyer or the Company go forward with an approach to Governmental Authorities after conferring with Sanofi, Buyer shall take into account reasonable comments from Seller and shall keep Seller reasonably informed of any material developments in such matter. If permitted by the Governmental Authorities, Buyer shall provide Seller with the opportunity to attend scheduled meetings with the Governmental Authorities with respect to such matter.

11.10 Miscellaneous

In the event that any loss or liability for breach of a representation or warranty which is indemnifiable both under this Agreement and any other Transaction Document, the Parties hereby acknowledge and agree, that notwithstanding anything to the contrary in this Agreement or in the other Transaction Documents, such loss or liability shall be indemnified exclusively pursuant to the terms of this Agreement.

Article 12. MISCELLANEOUS

12.1 Amendments

This Agreement may be amended only by a writing executed by all of the Parties hereto.

12.2 Entire Agreement

This Agreement and the Schedules and Exhibits hereto, the Related Agreements and any other agreements expressly provided for herein, set forth the entire understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties.

12.3 Governing Law

This Agreement shall be governed by, and construed in accordance with French Law, without regards to conflicts of laws, rules and principles.

12.4 Jurisdiction

All disputes arising out of, or in connection with, this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The arbitration place shall be Paris, France and the arbitration shall be conducted in the English language (provided that documentary evidence in French shall be admissible without translation into English).

12.5 Assignment

This Agreement shall be binding upon and inure to the benefit of the successors-in- interest and permitted assigns of each Party hereto. No rights, obligations or liabilities hereunder (including the indemnification obligations set forth in Article 9 herein), shall be assigned by any Party without the prior written consent of the other Parties.

12.6 Interpretation

The Parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

To the extent any provision of the other Transaction Documents is inconsistent with the provisions of this Agreement, the provision of this Agreement shall prevail.

12.7 Waivers

Any waiver by any Party of any violation of, breach of, or default under, any provision of this Agreement, by any other Party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement. Any waiver of any breach or default hereunder or of any condition to Closing hereunder shall be effective only if in writing.

No failure or delay on the part of any Party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right except as specifically set forth herein.

12.8 Specific performance

(a) Unless otherwise specifically provided herein, and notwithstanding the provisions of article 1220 of the French Civil Code, the Parties agree that a Party may not withhold the performance of its obligations under this Agreement in the absence of a serious and established breach of the terms of this Agreement by another Party.

(b) Unless otherwise specifically provided herein, the Parties expressly acknowledge and agree that any obligation to do or not to do something provided in the Agreement and any transfer of Transferred Shares provided in the Agreement shall be capable of specific performance (exécution forcée) in the event of default by one Party and that, notwithstanding the provisions of article 1221 of the French Civil Code, the concerned Party or Parties may always elect to seek specific performance of the defaulting Party’s obligations, even in the case where such specific performance would entail a manifest disproportion (disproportion manifeste) between its cost for the defaulting Party and its advantage for the requesting Party(ies), provided that damages may always be awarded to such requesting Party(ies) in addition to such specific performance.

12.9 Advisors

The Parties declare they were advised by their own lawyers or advisors and have therefore been able to independently assess the scope of their rights and obligations under this Agreement and had the opportunity to negotiate all terms of this Agreement. Consequently, no advisor or lawyer shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and the Parties acknowledge and agree that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Civil Code.

12.10 Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The Parties shall use all commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.11 Third Parties

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person (including for the avoidance of doubt any Transferred Employee or entity other than Seller or Seller Indemnified Parties on the one hand, and Buyer or Buyer Indemnified Parties on the other hand, any rights or remedies under or by reason of this Agreement, and no Person, other than a Party to this Agreement, may enforce its terms.

12.12 Confidentiality – Public Announcements

(a) The Parties hereby agree that the Confidentiality Agreement entered into between Evotec France SAS and SA R&D shall remain in force and effect until the Closing Date, and shall automatically terminate upon the occurrence of the Closing. From and after the Closing Date, and for a period of five (5) years thereafter, the Parties shall, and shall cause their respective Affiliates to, maintain in strict confidence and not to disclose to any Third Party, any confidential or proprietary information relating to the Agreement, the Transaction Documents, the activity, the Sanofi Group and the transaction contemplated thereby, except as may be required by applicable Law or specific provisions of the Transaction Documents, including any information exchanged between the Parties prior to such Closing Date under the above referred Confidentiality Agreement.

(b) For a period of ten (10) years from the Closing Date, Buyer shall, and shall cause their Affiliates to, maintain in strict confidence any confidential information available at the Owned Real Property relating to studies and/or services performed for the benefit of the Sanofi Group and not disclose any such confidential information to any Third Party.

(c) The obligations under Sections 12.12(a) and 12.12(b) shall not apply to confidential information that: (a) is or becomes generally available to the public without breach of the commitment provided for in the Confidentiality Agreement or in Sections 12.12(a) and 12.12(b); (b) becomes available to the relevant Party or its Affiliates on a non-confidential basis from a source other than the other Party that is not subject to any duty of confidentiality (except if such confidential information relating to studies and/or services performed for the benefit of the Sanofi Group becomes available to Buyer or their Affiliates through any of the Employees; or (c) is required to be disclosed by law, order or regulation of a Governmental Authority;

provided, however, that, in any such case, the relevant Party shall, to the extent permitted by Law, notify the other Party as early as reasonably practicable prior to disclosure to allow the other Party or its Affiliates to take appropriate measures to preserve the confidentiality of such confidential information.

(d) The terms and conditions of this Agreement shall be maintained in strict confidence by each of the Parties from and after the date hereof with the same degree of care as it maintains its own confidential and proprietary information and shall not be, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, published, disseminated or disclosed to any Third Party nor used by such Party for any purpose except to the extent necessary for the performance of this Agreement.

(e) Without limitation to the foregoing, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the other Party’s name or the transactions contemplated hereby and neither Buyer nor Seller shall issue any such press release or make any such public statement without having first submitted a draft thereof to the other Party. The issuance thereof shall not be made without the prior written approval of the other Party (such approval not to be unreasonably withheld).

(f) However, the approval by the other Party shall not be required if the disclosing Party is subject to a legal requirement to disclose the existence and terms of this Agreement, or if such disclosure is necessary, as in the reasonable opinion of the disclosing Party’s counsel, in order to implement the provisions of this Agreement. In such event, the disclosing Party shall notify without delay the other Party and provide the other Party with a copy of the contemplated disclosure prior to submission or release as the case may be. The other Party may provide comments to the submission or release and the disclosing Party shall in such case take into consideration all such reasonable comments. Unless otherwise agreed with the other Party the disclosing Party shall only disclose such information that is needed to comply with applicable Law.

(g) Each Party is aware of (i) the fact that Buyer is a listed stock corporation, (ii) the fact that confidential information relating to the Transaction Documents, including the existence and terms of the Transaction Documents, may contain inside information within the meaning of Section 13 Para. 1 of the German Securities Trading Act (Wertpapierhandelsgesetz - WpHG) and (iii) the consequences thereof.

12.13 Captions

The captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.

12.14 Notices

Any notice or other communication provided for herein (the “Notice”) or given hereunder to a party hereto must be in writing, and sent by email (with a confirmation copy by overnight courier), delivered in person, mailed by registered or certified mail, postage prepaid, or sent by overnight courier of international reputation, addressed as follows:

If to Buyer:

Evotec (France) SAS

195, route d’Espagne

31036 Toulouse Cedex

France

[***]

Attention: Directeur Général

Email: [***]

with a copy to:

Evotec SE

[***]

Attention: General Counsel

Email: [***]

If to Seller:

c/o Sanofi

54 rue la Boétie

75008 Paris

France

Attention: General Counsel

Email: Group_Generalcounsel@sanofi.com

A Notice will be deemed to have been received:

(i)	when sent by email, the next Business Day following the date the email is sent;

(ii)	when sent by registered or certified mail, on the date of first presentation; or

(iii)	when personally received by overnight courier or hand delivery.

A Notice received on a non-Business Day or after 6 p.m. (Paris time) in the place of receipt will be deemed to have been given on the next Business Day.

12.15 No hardship

Each Party hereby agrees to bear the risk of the occurrence of any unforeseeable change in circumstances which may alter the performance of its (or its Affiliates) obligations under the Agreement. As a result, each Party hereby acknowledges that the provisions of article 1195 of the French Civil Code shall never apply to it (or to its Affiliates) with respect to its obligations under the Agreement and/or any other agreement relating to the implementation of the operations set forth in this Agreement, and that it (and its Affiliates) shall not be entitled to make any claim (whether to renegotiate and/or request the courts to revise or terminate the Agreement and/or any other agreement relating to the implementation of the operations set forth in this Agreement) under article 1195 of the French Civil Code.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

In accordance with articles 1366 and 1367 of the French civil code, this Agreement shall be signed electronically by each of the authorized representatives of the Parties mentioned in the recitals. The Parties acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Agreement by such signatories. Each Party acknowledges that it has received all the information required for the electronic signature of this Agreement and that it has signed this Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Agreement. Furthermore, in accordance with the provisions of article 1375 of the French civil code, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to this Agreement. The delivery of an electronic copy of this Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to this Agreement.

EVOTEC FRANCE SAS

By:	[***]
[***] General Counsel

SANOFI-AVENTIS RECHERCHE ET DEVELOPPEMENT

By:	[***]
[***] Duly Appointed

EXHIBIT A

DEFINITIONS - INTERPRETATION

I - Definitions

“2016 Property Tax Claim” shall mean the claim dated 8 December 2017 and filed by Sanofi with the relevant Governmental Authority to dispute the qualification of the Owned Real Property applied for the purpose of assessing and levying the Property Tax in relation to calendar year 2016.

“2016 and 2017 Property Tax Decision” shall mean the decision taken on 27 June 2019 by the relevant Governmental Authority to reclassify part of the Owned Real Property as “commercial premises” (locaux commerciaux) for the purpose of the Property Tax and following the 2016 Property Tax Claim and 2017 Property Tax Claim.

“2016 and 2017 Property Tax Earnout” shall have the meaning set forth in Schedule 2.3, Section E.

“2016 and 2017 Property Tax Refund” shall mean any amount of Property Tax to be refunded by the relevant Governmental Authority to Seller or an Affiliate of Seller in accordance with one or more partial Property Tax reduction decision(s) to be taken by the relevant Governmental Authority pursuant to the 2016 and 2017 Property Tax Decision or pursuant to any further decision or Tax court ruling.

“2017 Property Tax Claim” shall mean the claim dated 5 March 2018 and filed by Sanofi with the relevant Governmental Authority to dispute the qualification of the Owned Real Property applied for the purpose of assessing and levying the Property Tax in relation to the calendar year 2017.

“2018 Property Tax Claim” shall mean the claim dated 20 December 2019 and filed by Seller with the relevant Governmental Authority to dispute the qualification of the Owned Real Property applied for the purpose of assessing and levying the Property Tax in relation to the calendar year 2018.

“2018 Property Tax Decision” shall mean the decision to be renderedby the relevant Governmental Authority to reclassify any part of the Owned Real Property as “commercial premises” (locaux commerciaux) following the 2018 Property Tax Claim.

“2018 Property Tax Earnout” shall the meaning set forth in Schedule 2.3, Section E.

“2018 Property Tax Refund” shall mean any amount of Property Tax to be refunded by the relevant Governmental Authority to Seller in accordance with one or more Property Tax reduction decision(s) to be taken by the relevant Governmental Authority pursuant to the 2018 Property Tax Decision or pursuant to any further decision or Tax court ruling.

“2019 Property Tax Claim” shall mean the claim to be filed by the Company with the relevant Governmental Authority to dispute the qualification of the Owned Real Property applied for the purpose of assessing and levying the Property Tax in relation to the calendar year 2019.

“2019 Property Tax Decision” shall mean the decision to be rendered by the relevant Governmental Authority to reclassify any part of the Owned Real Property as “commercial premises” (locaux commerciaux) following the 2019 Property Tax Claim.

“2019 Property Tax Earnout” shall the meaning set forth in Schedule 2.3, Section E.

“2019 Property Tax Refund” shall mean any amount of Property Tax refunded to the Company by the relevant Governmental Authority in relation to the 2019 calendar year in accordance with one or more Property Tax reduction decision(s) to be taken by the relevant Governmental Authority pursuant to the 2019 Property Tax Decision or pursuant to any further decision or Tax court ruling.

“Accounting Principles” shall mean, in respect of the Company, the French GAAP as applied in the Reference Date Accounts taking into account the accounting rules in force within the Sanofi Group, as described in Exhibit B.

“Adjusted Surfaces” shall mean such surfaces of the Owned Real Property that have been reclassified by the relevant Governmental Authority as “commercial premises” (locaux commerciaux) in its 2016 and 2017 Property Tax Decision for the purpose of assessing their cadastral rental value (valeur locative cadastrale).

“Adjustment Amount” shall have the meaning set forth in Section 2.2.3.

“Affiliates” shall mean any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified or, directly or indirectly, is related to or otherwise associated with any such Person or entity. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Agreement” shall have the meaning set forth in the Recitals.

“Base Purchase Price” shall have the meaning set forth in Section 2.1.

“Best Knowledge of Seller”, “to Seller’s Best Knowledge” and other terms of like import shall mean the actual knowledge without independent inquiry of the individuals listed in Exhibit D to this Agreement or the knowledge these individuals ought to have (exercising a reasonable degree of care) each as of the date of this Agreement.

“Binding Agreement” shall mean any binding agreement, including, as may be applicable, without limitation a purchase agreement, option agreement (promesse de vente), VEFA (vente en l’état futur d’achèvement), contribution agreement etc….).

“Business Day” shall mean any day which is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in France or Germany.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Indemnified Party” shall have the meaning set forth in Section 11.1.2.

“Buyer Indemnifying Party” shall have the meaning set forth in Section 11.1.1.

“Closing” shall have the meaning set forth in Section 4.1(b).

“Closing Date” shall have the meaning set forth in Section 4.1(a).

“Closing Accounts” shall have the meaning set forth in Section 2.2.1(b).

“Closing Intragroup Net Indebtedness Statement” shall have the meaning set forth in Section 2.2.1(c).

“Closing Library Store Costs Statement” shall have the meaning set forth in Section 2.2.1(c).

“Closing Net Working Capital Statement” shall have the meaning set forth in Section 2.2.1(c).

“Closing Statements” shall have the meaning set forth in Section 2.2.1(c).

“Collateral Sources” shall have the meaning set forth in Section 11.6.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 5.15.

“Collective Benefits” shall have the meaning set forth in Section 5.15(d).

“Company” shall have the meaning set forth in the Preamble.

“Compound Management Agreement” shall have the meaning set forth in Section 2.4

“Confidentiality Agreement” shall mean the confidentiality agreement entered into by the parties dated into by Buyer and the Seller on 2 and 14 May 2019.

“Consent(s)” shall mean any consent, approval, authorization or waiver of any Third Party other than the Governmental Approvals.

“Contracts” shall mean any contract, agreement, arrangement, lease, sublease, license, sublicense, sales order, purchase order, obligation, commitment, undertaking, offer, instrument or other commitment that is binding on any Person under Law and any outstanding bid or proposal (which bid or proposal, if accepted by the recipient thereof, would result in a binding Contract), in each case, whether written or oral, express or implied).

“Data Room” shall mean the information made available to Buyer from May 3, 2019 through June 30, 2020 COB Paris time, an index of which is attached as Exhibit C, and which has been copied onto one CD-Rom of which, (i) two copies have been provided to Buyer pursuant to Section 4.2 and (ii) one copy has been retained by Seller.

“Deductible Amount” shall have the meaning set forth in Section 11.5.

“Direct Claim” shall have the meaning set forth in Section 11.2.

“Disclosed Information” means the documents, information, responses made to Buyer’s inquiries, as well as any information of any nature, oral or written, relating to, among others, the Company, the Owned Real Property and its activities provided to Buyer, its advisers, representatives or employees, either in the information memorandum provided to the Buyer on May 3, 2019; the visits of the Owned Real Property conducted on May 15 and 20, 2019; the questions and answers sessions with Seller’s management and outside advisers; any information included in the documents contained in the Data Room, as well as all other information publicly available, or provided through discussions conducted before the Closing Date between Buyer, Seller or their respective advisers, representatives or employees.

“Disclosure Supplement” shall have the meaning set forth in Section 7.1.

“Disputed Items” shall have the meaning set forth in Section 2.2.2.

“Earnout” shall have the meaning set forth in Section 2.3.

“Employees” shall mean all employees of the Company as of the Closing Date a list of which is in Schedule 5.15.

“Environment” shall mean ambient air (including the air within buildings or other natural or man-made structures above or belowground), soil, subsoil, groundwater, surface water, flora and fauna (other than animals used in the Ordinary Course of Business for the activities of tenants of the Company) and constructions thereon.

“Environmental Laws” shall mean all Laws (including, for purposes of this definition, any guideline, circular, instruction, regulatory or administrative or governmental rule or regulation, any decision, any order or decree-law, or order or injunction issued by, or emanating from, any Governmental Authority, which are binding and applicable to the Owned Real Property or the Company on or prior to the Closing Date relating to the protection of the Environment and/or human health and safety (including workers occupational health and safety Laws), including without limitation (i) the legislation and regulations relating to Installations Classées pour la Protection de l’Environnement, (ii) emissions, discharges or releases of pollutants, contaminants or Hazardous Substances into the Environment or (iii) the production, processing, distribution, use, storage, transport, disposal or recycling of Hazardous Substances, in each case as applicable at the relevant time to the Company or the Owned Real Property, provided that, for the avoidance of doubt, the definition of “Environmental Laws” shall not include any Laws, or changes in any Laws, promulgated after the Closing Date.

“Environmental Matters” shall mean all matters which result in a breach by Seller of its representations pursuant to Section 5.8.

“Environmental Permits” shall mean all material licenses, permissions, authorizations and consents required by the Company under Environmental Laws from a Governmental Authority.

“EO Tranche 1” shall have the meaning set forth in Section 2.3.1.

“EO Tranche 2” shall have the meaning set forth in Section 2.3.1.

“EO Tranche 3” shall have the meaning set forth in Section 2.3.1.

“EO Tranche 4” shall have the meaning set forth in Section 2.3.1.

“EO Tranches” shall have the meaning set forth in Section 2.3.1.

“Estimated Closing Intragroup Net Indebtedness” shall mean the amount of Intragroup Net Indebtedness as of the Closing Date as estimated by Seller pursuant to Section 2.1(b).

“Estimated Closing Net Working Capital” shall mean the amount of Net Working Capital as of the Closing Date as estimated by Seller pursuant to Section 2.1(b).

“Estimated Library Store Costs” shall mean the amount of Library Store Costs as of the Closing Date as estimated by Seller pursuant to Section .(b)2.1

“Fairly Disclosed” shall mean the disclosure of any fact or other information in a manner which allows Buyer and its professional advisers to identify and to assess the consequences of the risks associated thereto.

“Final Closing Accounts” shall have the meaning set forth in Section 2.2.2(c).

“Final Closing Statements” shall have the meaning set forth in Section 2.2.2(c).

“Final Intragroup Net Indebtedness” shall have the meaning set forth in Section 2.2.3(a).

“Final Library Store Costs” shall have the meaning set forth in Section .(c)2.2.3

“Final Net Working Capital” shall have the meaning set forth in Section 2.2.3(b).

“Final Purchase Price” shall have the meaning set forth in Section 2.2.3(e).

“First Contribution” shall have the meaning set forth in Section 5.13(a)

“Foreign Investment Clearance” shall mean that, following the notification sent by Buyer to the French Ministry of Economy, either:

a)

the French Ministry of the Economy has provided, pursuant to Article L. 151-3 and Article R. 153-1 and following of the French Monetary and Financial Code, a letter certifying that the transactions provided for by Article 1 of this Agreement is not subject to the prior authorisation of the French Ministry of Economy; or

b)

the French Ministry of Economy has taken a decision, pursuant to Article L. 151-3 and Article R. 153-1 and following of the French Monetary and Financial Code, authorizing the transactions provided for by Article 1 of this Agreement.

“French GAAP” shall mean the French generally accepted accounting principles for preparing the statutory annual accounts of a company.

“French Tax Group Exit Agreement” shall have the meaning set forth in Section 7.

“French VAT Group Exit Agreement” shall have the meaning set forth in Section 7.7.

“Fundamental Representations” shall mean those representations and warranties set forth in Sections 5.1 (Corporate Status), 5.2 (Authority and Binding Effect), 5.3 (No Conflicts), 5.5(a), 5.5(b), 5.5(c) and 5.5(e) (Real Property), 5.15(f) (Consultation of Employee Representatives), 5.17 (Insolvency), 6.1 (Corporate Status), 6.2 (Authority – Binding Effect), 6.3 (No Conflicts), 6.6 (Insolvency) and 6.7 (Employee Representatives) hereof.

“Future Property Tax Earnout” shall have the meaning set forth in Schedule 2.3.

“Government Official” shall mean any official, employee or representative of, or any other person acting in an official capacity for or on behalf of (i) any Governmental Authority, including any entity owned or controlled thereby, (ii) any political party or political candidate or (iii) any public international organization.

“Governmental Approvals” shall mean all approvals or consents from Governmental Authorities required to consummate the transactions contemplated in this Agreement.

“Governmental Authority” shall mean any supranational, national, federal, state, provincial, country, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“Governmental Authorization” shall mean any license, certificate, approval, consent, permit, ruling, visa, qualification, exemption, waiver or other authorization, whether express or implied (including the lapse of a prescribed time at the end of which without an objection having been made the authorization will be deemed granted) granted or issued by or under the authority of any Governmental Authority.

“Hazardous Substance” shall mean any natural or artificial material, liquid, gas, substance, preparation or composition that either in itself or when generated, processed, transported, shared, treated, used or disposed of (alone or combined with another substance or preparation or composition), which may require investigation or remedy under any Environmental Laws, including but not limited to (i) any ammunition, bomb or explosive substance present on, in or under the Owned Real Property and that has been generated by industrial activities operated at the Owned Real Property (including by La Poudrerie), to the exclusion of substances related to ammunitions, bombs, explosive devices and any explosive remnants of war that have been generated or launched by a Third Party and that may be present on, in or under the Owned Real Property, (ii) any substance which has been, is or may be identified as a “hazardous waste”, “hazardous substance”, pollutant, contaminant or any other words with similar meaning under any Environmental Laws.

“Indemnifiable Party” shall have the meaning set forth in Section 11.2.

“Indemnifying Party” shall have the meaning set forth in Section 11.2.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.2.2(b).

“Intellectual Property Right” shall mean any registered patent, patent application, know-how, trademark, logo, trade name, company name, trade secret, copyright or domain name;

“Input VAT Statement” shall have the meaning set forth in Section 5.12(j).

“Intragroup Net Indebtedness” shall mean the aggregate financial indebtedness owed by the Company to any member of the Sanofi Group, together with any accrued interest thereon, minus the aggregate indebtedness owed to the Company by any member of the Sanofi Group together with any accrued interest thereon. This amount shall be calculated in accordance with Schedule 2.2.1(c) which sets forth the principles for the calculation of Intragroup Net Indebtedness. For the avoidance of doubt, any operating intragroup net indebtedness (such as any amounts receivable and payable existing between the Company and any member of the Sanofi Group and arising from the delivery of products or services) shall be excluded from the Intragroup Net Indebtedness and included in the Net Working Capital.

“Investigation” shall have the meaning set forth in Section 5.9.

“Insurance Event” shall have the meaning set forth in Section 8.3(d)

“IT Contracts” shall mean all agreements of the Company relative to the IT Systems.

“IT Systems” shall mean information technology applications, infrastructure, services, processes, and organization.

“Law” shall mean any applicable treaties, conventions, statutes, laws, rules, regulations, orders, ordinances, codes and decrees other than any European Directive not yet implemented (non transposée) in the relevant jurisdiction’s legal system, in force and with an implementation date effective on or before the Closing Date.

‘Leases” shall mean a lease agreement of the Owned Real Property to Third Parties (as lessees).

“Legal Proceeding(s)” shall mean any proceeding, formal investigation, inquiry, injunction, demand, action, claim, litigation, judicial action or suit, whether civil, criminal, regulatory, administrative or judiciary, or any arbitration, mediation or other alternative dispute resolution proceeding or investigation.

“Library Store” shall refer to the part of the Owned Real Property under construction, also referred to as “extension B21” or “compound”, as described in sections 6.3.5.3.2 and 6.3.5.3.5 of the Data Room.

“Library Store Costs” shall mean the aggregate costs (excluding internal costs) paid by the Company before and up to the Closing Date for the construction of the New Library Store aimed at extending the existing chemical library housing compounds of Sanofi and included as part of the Owned Real Property. Library Store Costs shall not include any accruals for costs to be paid by the Company after the Closing Date, any goods delivered on site but unpaid, or any accounts payables.

“Liens” shall mean any liens, security interests, claims, prior assignments, mortgages, charges, pledges, usufruct, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions (including, in the case of real property, hypothecation, rights of way, use restrictions and other reservations or limitations of transfer or title of any nature) or any other encumbrances whatsoever restricting the full use, ownership or transferability of any asset or any Third Party right having similar effect or restricting in any manner the ownership or transferability of, or the right attached to, a relevant asset, including any promise to sell, right of first refusal, pre-emption right, inalienability agreement, tag along or drag along right, preference right or escrow agreement. For the avoidance of doubt, Liens shall not include easements or rights of way on real property which do not restrict the transferability thereof and are disclosed in the report prepared by a surveyor (géomètre expert) and provided by Seller to Buyer in the Data Room.

“Losses” shall mean any and all liabilities, obligations, damages, deficiencies, claims, payments, fines, reasonable costs and expenses including interests, penalties and reasonable attorneys’ fees, but excluding any loss of production, loss of profit or loss of revenue, loss of contract or loss of goodwill and excluding any indirect damages (“dommages indirects”).

“Material Adverse Change” shall mean destruction of more than 30% of the lettable surface area of the Owned Real Property.

“Material Contracts” shall have the meaning set forth in Section 5.6.

“Negotiation Period” shall have the meaning set forth in Section 2.2.2(b).

“Net Working Capital” of the Company shall mean the aggregate amount of (i) inventories (ii) trade receivables and (iii) other short term assets, decreased by the aggregate amount of (i) trade liabilities and (ii) other short term liabilities. This amount shall be calculated in accordance with Schedule 2.2.1(c) which sets forth the principles for the calculation of Net Working Capital. For the avoidance of doubt, Net Working Capital shall exclude any asset or liability related to corporate income taxes.

“Non Adjusted Surfaces” shall mean any part of the Owned Real Property other than the Adjusted Surfaces.

“Notice” shall have the meaning set forth in Section 12.14.

“Objection” shall have the meaning set forth in Section 2.2.2(a).

“Offer” shall have the meaning set forth in the Preamble.

“Offer Date” shall have the meaning set forth in the Preamble.

“Ordinary Course of Business” shall mean an action taken or not taken with respect to the business of the Company that is consistent with the past practices of the Company and is taken in the ordinary course of the day-to-day operations of the business;

“Owned Real Property” shall have the meaning set forth in Section 5.5(a).

“Party(ies)” shall have the meaning set forth in the Recitals.

“Past Property Tax Earnouts” shall mean the 2016 and 2017 Property Tax Earnout and/ or the 2018 Property Tax Earnout and/or the 2019 Property Tax Earnout.

“Permits” shall mean all licenses, permits, consents and approvals issued by any Governmental Authority used or necessary for the conduct of the activities of the Company as currently conducted (excluding those required under Environmental Laws).

“Permitted Leases” shall mean:

•

any lease or any other similar agreement providing for the right to occupy all or part of the Owned Real Property or any construction erected on such property entered into by the Company, as landlord, and Buyer or any of its Affiliates as lessee, or

•	the renewal, extension of the lease duration of an existing lease (or similar agreement) with existing tenant (as at the Closing Date) for the same premises.

For the sake of completeness, in case of an extension of surface of premises with an existing tenant (for the avoidance of doubt, to the exclusion of the Buyer and its Affiliates) under an existing lease agreement, the lease agreement (or any portion thereof) in respect of any such new leased areas shall not qualify as a Permitted Lease but shall be a Qualifying Lease;

“Permitted Liens” shall mean the Encumbrances which are: (i) minor imperfections of title, if any, none of which are substantial in amount, or materially detract from the value of the asset which is subject thereto or materially affect the activity of the Company, (ii) retention of title clauses for the purchase of goods in the Ordinary Course of Business of the Company.

“Permitted Transfer” shall mean a Transfer of all or part of:

•

the Owned Real Property that has been made compulsory as a result of an order (“ordonnance d’expropriation”) issued following an “expropriation” procedure by the City of Toulouse or any other Governmental Authority. For the avoidance of doubt, any Transfer to the City of Toulouse or any other Governmental Authority which is not made as a result of an expropriation order shall not constitute a Permitted Transfer;

•

the Library Store, by any means whatsoever. For the avoidance of doubt, the Transfer of the Library Store, whether or not included in a wider Transfer of all or part Owned Real Property, whether or not in application of article 13 of the Compound Management Services Agreement, shall constitute a Permitted Transfer and the value of the Library Store should not be taken into consideration for the calculation of any Earn Out.

“Person” shall mean any individual, corporation, partnership, joint venture, association, governmental entity, municipality or other regional or local Governmental Authority, or any other entity.

“Preamble” shall mean the preamble to this Agreement.

“Property Tax” shall mean the Tax referred to at articles 1380 and s. of the French tax code (taxes foncières).

“Property Tax Earnout” shall mean any of the Past Property Tax Earnouts or the Future Property Tax Earnout.

“Property Tax Refund(s)” shall mean any of the 2016 and 2017 Property Tax Refund, the 2018 Property Tax Refund, or the 2019 Property Tax Refund

“Purchase Costs” shall mean, for each Transfer falling within the scope of a EO Tranche, all costs, fees and taxes borne by the Buyer or any of its Affiliates, such as the notary fees, registration or stamps duties, capital gain tax due and payable in application of French tax law on the date of each Transfer, studies such as soil studies, due diligences, etc.

“Qualifying Leases” shall mean any lease agreement or any other similar agreement providing for the right to occupy all or part of the Owned Real Property or any construction erected on such property, whether existing or new, entered into between the Company, as landlord, and an Unaffiliated Third Party as lessee, in any case, other than the Permitted Leases;

“Records” shall mean any and all contracts, books, registers, minutes, accounts, or other written documents or written data, including the share transfer register (registre des mouvements de titres), the shareholders’ individual accounts (comptes d’actionnaires) and the registry of the decisions (registre des décisions de l’associé unique).

“Reference Date Accounts” shall mean the combined pro forma balance sheet and statement of income of the Company as of December 31, 2019 prepared on a basis consistent with French GAAP, taking into account the accounting rules in force within the Sanofi Group, and attached as Exhibit E hereto.

“Reference Date” shall mean December 31, 2019.

“Reference Net Working Capital” shall mean an amount of [***].

“Related Agreements” shall mean the agreements to be entered into on the basis of the respective forms attached as Exhibits hereto.

“Release” shall mean any spill, emission, leaking or discharge of any Hazardous Substances, in, onto or through the soil, subsoil, groundwater, surface water and sediments.

“Relevant EO Period” shall mean:

•	in respect of the EO Tranche 1 and the EO Tranche 2, a period starting as from the Closing Date and expiring five (5) years after the Closing Date;

•	in respect of the EO Tranche 3, a period starting as from the Closing Date and expiring two (2) years after the Closing Date; and

•	in respect of the EO Tranche 4, a period starting as from the Closing Date and expiring four (4) years after the Closing Date.

“Remedial Action” shall mean the removal, cure, containment, neutralization, clean-up or remediation, including use restrictions and natural attenuations, of any Release, in each case as required under Environmental Laws and according to Remediation Standards, by a definitive order from a competent Environmental Governmental Entity or by a final and non appealable decision (“décision irrévocable”) from a court having jurisdiction.

“Remediation Standards” shall mean standards which are: (i) the minimum standards based on a risk assessment required under Environmental Laws; (ii) applicable to the identical uses with the same construction configuration (“usages identiques dans une même configuration des constructions”) and operations at the Owned Real Property as carried out at the Closing Date; (iii) defined according to the methodology or guidelines applicable to the competent Governmental Authority; and (iv) acceptable according to a cost-benefit assessment, or that it is reasonable to consider would be acceptable, to a relevant Governmental Authority lawfully exercising its powers under Environmental Laws, in each case as in existence as of the Closing Date.

“Resulting Entity” shall have the meaning provided in clause 2.3.1.2 (a)

“Retained Names” shall mean Biopark by Sanofi, Sanofi, Sanofi-Aventis and any other name incorporating any of these words

“Review Period” shall have the meaning set forth in Section 2.2.2(a).

“Sanofi” shall mean Sanofi a French company with its registered office at 54 rue la Boétie 75008 Paris, France, registered with the registry of commerce and companies under number 359 030 844;

“Sanofi Group” shall mean Sanofi and any of its Affiliates from time to time (but excluding the Company);

“Sale and Leaseback” shall mean any sale and lease-back of the Owned Real Property or any other operation providing for the sale of all or part of the Owned Real Property, together with the right of Buyer or its Affiliates to occupy such property against payment of a rent;

“Second Contribution” shall have the meaning set forth in Section 5.12(h).

“Seller” shall have the meaning set forth in the Recitals.

“Seller Indemnified Party” shall have the meaning set forth in Section 11.1.1.

“Seller Indemnifying Party” shall have the meaning set forth in Section 11.1.2.

“Seller Insurance” shall have the meaning set forth in Section 8.2(a).

“Subsequent Event” shall have the meaning set forth in Section 7.1.

“Tax” means (i) all taxes including taxes on net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or other taxes imposed by any domestic or foreign tax authority, together with any interest and any penalties, additions to tax or additional amounts; and (ii) any liability for the payment of, or in respect of any amounts of the type described in clause (i) as a result of being a member of a tax consolidated group, unity or similar arrangement or as a result of a joint or secondary liability. For the avoidance of doubt, the term Tax shall also include reductions for tax losses to the extent of actual use.

“Tax Returns” shall mean all returns, declarations, claims, consents, elections, notices, filings, forms and similar statements required to be filed or submitted to with any Governmental Authority in respect of Tax.

“Tenant” shall mean a tenant pursuant to a Lease.

“Terminated Intragroup Agreements” shall have the meaning set forth in Section 7.3.

“Third Party” shall mean any Person that is not a Party to this Agreement and excluding the Company.

“Third Party Claim” shall have the meaning set forth in Section 11.3.

“Third Party Claim Notice” shall have the meaning set forth in Section 11.3.

“Transaction Documents” shall mean this Agreement, the Related Agreements and all other agreements and instruments executed and delivered or to be executed and delivered in connection herewith.

“Transfer” shall mean, in respect of any asset (including, for the sake of clarity, the Owned Real Property and the shares in the Company, the actual transfer of ownership of any such asset (including, as may be applicable, by way of sale, exchange, contribution in exchange for shares, merger, spin off or otherwise), to the exclusion of any Sale and Leaseback.

“Transferred Shares” shall have the meaning set forth in the Preamble.

“Unadjusted Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Unaffiliated Third Parties” shall mean any Third Party that is not an Affiliate of Buyer

“VAT” shall mean value added tax and any similar sales or turnover tax.

“VAT Claim” shall mean a claim asserted by the Buyer in respect of, or arising in connection with a Third Party Claim caused by, a violation of any of the VAT Representations.

“VAT Representations” shall mean those representations and warranties set forth in Section 5.12(f), 5.12(g), 5.12(i) and 5.12(j) (Tax Matters).

II- Interpretation

In this Agreement, unless otherwise specified:

a)	a document in the agreed form is a reference to that document in the form approved by or on behalf of each Party;

b)	includes and including shall mean including without limitation;

c)	Article, Section, Exhibit or Schedule is a reference to an Article, a Section, an Exhibit or a Schedule to this Agreement;

d)	headings to Articles, Sections, Exhibits or Schedules in this Agreement are for information only and are to be ignored in construing the same;

e)	definitions given for a noun also apply mutatis mutandis to verbs, adjectives and adverbs that have the same root and vice versa;

f)	any French term in this Agreement shall supersede its English translation;

g)

references to a person shall be construed so as to include any individual, firm, company, government, state or agency of a state or any undertaking, joint venture, association or partnership (whether or not they have separate legal personality);

h)	unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the date of this Agreement;

i)	writing includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen), or other writing in non-transitory form;

j)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

k)

when calculating the period of time within which or following which any act is to do, be done or step taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next day which is a Business Day;

l)	The terms best efforts and reasonable efforts shall be interpreted as an obligation de moyens under French Law.

m)

any undertaking by any Party to procure or cause any of its Affiliates to do or not to do anything will be construed as an undertaking to procure or cause such action to the extent that such Party is legally able to do so.